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EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

Dated as of December 28, 2001

among

US SEARCH.COM INC.
a Delaware corporation

US SEARCH SCREENING SERVICES, INC.
a Delaware corporation

PROFESSIONAL RESOURCE SCREENING, INC.
a California corporation

AND

IRWIN R. PEARLSTEIN,
DAVID PEARLSTEIN
and
CHERYL PEARLSTEIN-ENOS

5.25	Bank Accounts	39
5.26	Brokers and Finders; Advisors	39
5.27	Disclosure	39
5.28	Acquisition of Parent Stock	40
ARTICLE VI. REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE ACQUIROR		41
6.1	Organization of Parent and Acquiror	41
6.2	Authorization; No Conflict	41
6.3	Proceedings	42
6.4	Brokers or Finders	42
6.5	Tax-Free Reorganization.	42
6.6	Security Agreement	43
ARTICLE VII. ACTIONS OF THE SHAREHOLDERS, THE TARGET, THE ACQUIROR AND THE PARENT BEFORE AND AFTER THE CLOSING DATE		43
7.1	Access and Investigation	43
7.2	Operation of Business	44
7.3	Negative Covenants	44
7.4	Required Approvals	44
7.5	Notification	44
7.6	No Solicitation	45
7.7	Best Efforts	45
7.8	Non-Competition.	45
7.9	Tax Matters	47
7.10	Tax Encumbrances	49
7.11	Tax-Free Reorganization Treatment.	49
7.12	Best Efforts to Collect Accounts Receivable	50
7.13	Publicity	50
7.14	Board Observation	50
ARTICLE VIII. CONDITIONS PRECEDENT TO THE PARENT'S AND THE ACQUIROR'S OBLIGATION TO CLOSE		50
8.1	Waiver of Stockholder Approval	50
8.2	Negotiation and Execution of Transaction Documents	50
8.3	Accuracy of Representations and Warranties	50
8.4	The Shareholders' and the Target's Performance	51
8.5	Consents	51
8.6	Additional Documents	51
8.7	No Proceedings	51
8.8	No Material Adverse Change	51
8.9	Accounts Receivable Financing	51
8.10	Approval of Parent's Lender	51
8.11	Promissory Note	52
8.12	No Claim Regarding Stock Ownership or Sale Proceeds	52
8.13	Capitalization	52
8.14	Powers of Attorney	52
ARTICLE IX. CONDITIONS PRECEDENT TO THE SHAREHOLDERS' AND THE TARGET'S OBLIGATION TO CLOSE		52
9.1	Accuracy of Representations and Warranties	52
9.2	Negotiation and Execution of Transaction Documents	52
9.3	The Parent's and the Acquiror's Performance	52

9.4	No Injunction	52
9.5	Closing Certificate	53
ARTICLE X. INDEMNIFICATION; REMEDIES		53
10.1	Survival of Representations, Etc	53
10.2	Indemnifications	53
10.3	Tax Indemnification	57
ARTICLE XI. TERMINATION		57
11.1	Termination Events	57
11.2	Effect of Termination	58
ARTICLE XII. MISCELLANEOUS		58
12.1	Assignment	58
12.2	Notices	58
12.3	Certain Competitive Activities	59
12.4	Choice of Law	59
12.5	Entire Agreement; Amendments and Waivers	60
12.6	Multiple Counterparts	60
12.7	Expenses	60
12.8	Invalidity	60
12.9	Publicity	60
12.10	Confidential Information; No Disclosure	60
12.11	Burden and Benefit	61
12.12	Service of Process; Consent to Jurisdiction; Waiver of Jury Trial	62
12.13	Specific Performance	62
12.14	Joint and Several Liability	62
12.15	Attorneys' Fees	62
12.16	Representation by Counsel	62
12.17	Titles	63
12.18	No Interpretation Against Drafter	63
12.19	Further Assurances	63
12.20	Interpretation	63
12.21	Additional Survival	63
12.22	Business Days	63

AGREEMENT AND PLAN OF MERGER

    THIS AGREEMENT AND PLAN OF MERGER dated as of December 28, 2001 (this "Agreement"), is by and among: (i) US SEARCH.com Inc., a Delaware corporation (the "Parent"); (ii) US SEARCH Screening Services, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (the "Acquiror"); (iii) Professional Resource Screening, Inc., a California corporation (the "Target"); and (iv) Irwin R. Pearlstein, an individual, David Pearlstein, an individual and Cheryl Pearlstein-Enos, an individual (the "Shareholders").

RECITALS

    WHEREAS, the parties hereto desire that on the Closing Date, Target will merge with and into the Acquiror with the Acquiror being the surviving corporation (the "Merger"), so that the separate existence of the Target will cease as soon as the Merger becomes effective, and the Acquiror will assume all of the liabilities of the Target and thereafter continue as the surviving corporation;

    WHEREAS, the respective boards of directors of each of the Parent, the Acquiror and the Target have approved the Merger pursuant to the terms of this Agreement and in accordance with the applicable provisions of the California Corporations Code (the "CCC"), the Delaware General Corporation Law (the "DGCL") and all other applicable laws;

    WHEREAS, the Parent, the Acquiror and the Target intend, by approving resolutions authorizing this Agreement, to adopt this Agreement as a plan of reorganization and that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder.

    WHEREAS, in connection with the Merger and the other transactions contemplated hereby, the parties hereto desire to set forth certain representations, warranties and covenants made by each to the other or others as an inducement to the consummation of the Merger, upon the terms and subject to the conditions contained herein; and

    WHEREAS, in connection with the Merger, the Shareholders are willing to jointly and severally indemnify the Parent, the Target and certain other persons against certain losses and Liabilities (as hereinafter defined) that may occur as a result of the Merger, in each case, upon the terms and subject to the conditions contained herein.

AGREEMENT

    NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

    1.1  Defined Terms.  As used herein, the terms below shall have the following meanings. Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

    "Accounting Firm" shall have the meaning set forth in Section 3.3(a).

    "Accounts Receivable" shall have the meaning set forth in Section 5.8.

    "Acquiror" shall have the meaning set forth in the first paragraph of this Agreement.

    "Additional Stock Consideration" shall have the meaning set forth in Section 2.4(b).

    "Additional Supplemental Stock Consideration" shall have the meaning set forth in Section 2.7(a)(ii).

    "Advisors" shall have the meaning set forth in Section 7.1.

    "Affiliate" shall have the meaning set forth in the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder. Without limiting the foregoing, all directors and officers of a Person that is a corporation and all managing members of a Person that is a limited liability company, shall be deemed Affiliates of such Person for all purposes hereunder.

    "Agreement" shall have the meaning set forth in the first paragraph of this Agreement.

    "Agreement of Merger" shall have the meaning set forth in Section 2.2.

    "AMF" shall mean AMF Technologies, LLC, a joint venture between Armanino McKenna LLP and Forte Systems, Inc., with principal offices located on the date of this Agreement at 220 Juana Avenue, San Leandro, California 94577.

    "Applicable Contract" shall mean any Contract (a) under which the Target has or may acquire any rights, (b) under which the Target has or may become subject to any obligation or liability, or (c) by which the Target or any of the assets owned or used by the Target is or may become bound or be subject to.

    "August 31 Unaudited Balance Sheet" shall have the meaning set forth in Section 3.3(b).

    "Balance Sheet Adjustment" shall have the meaning set forth in Section 3.3(b).

    "Balance Sheet Adjustment Demand" shall have the meaning set forth in Section 3.3(d).

    "Balance Sheet Deficiency" shall have the meaning set forth in Section 3.3(b).

    "Best Efforts" shall mean the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits, taken as a whole, to such Person of this Agreement and the Transactions.

    "Breach" shall mean, with respect to a representation, warranty, covenant, obligation or other provision of this Agreement or any other Transaction Document (a) any inaccuracy in or breach of, or any failure to perform, observe or comply with, such representation, warranty, covenant, obligation or other provision or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation or other provision.

    "Business" shall mean all lines of business and all business activities of any kind historically or presently conducted by the Target.

    "Cash Consideration" shall have the meaning set forth in Section 2.4(a).

    "Cash Flow" shall mean, for any calendar month, an amount equal to (i) cash generated or used from operating activities plus (ii) cash generated or used from investing activities, as reflected in the monthly cash flow statement of the Surviving Corporation prepared in accordance with GAAP. Cash used in investing activities for fiscal year 2002 shall be no more than the budgeted amount for investing activities presented in the 2002 operating plan prepared by the Surviving Corporation dated November 26, 2001. Cash used in investing activities for fiscal years 2003 and 2004 shall be in accordance with the amounts set forth in the operating plans prepared by the Company and approved by the Parent's Board of Directors with respect to those years.

    "Cash Flow Payment" shall have the meaning set forth in Section 3.1(a).

    "CCC" shall have the meaning set forth in the Recitals.

    "CERCLA" shall mean the United States Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended.

    "Claim" shall have the meaning set forth in Section 10.2(d).

    "Claim Notice" shall have the meaning set forth in Section 10.2(d).

    "Cleanup" shall mean any investigation, cleanup, removal, containment or other remediation or response actions.

    "Closing" shall have the meaning set forth in Section 4.1.

    "Closing Audited Balance Sheet" shall have the meaning set forth in Section 3.3(a).

    "Closing Audited Financial Statements" shall have the meaning set forth in Section 3.3(a).

    "Closing Date" shall mean the date on which the Closing shall occur.

    "Code" shall have the meaning set forth in the recitals hereto.

    "Company Proprietary Information" shall have the meaning set forth in Section 7.8(d).

    "Confidential Information" shall have the meaning set forth in Section 12.9(a).

    "Consent" shall mean any approval, consent, ratification, waiver, or other authorization (including, but not limited to, any Governmental Authorization and any approval, consent, ratification, waiver or other authorization required in order to properly transfer any real property interest held by the Target, including those located outside the United States).

    "Constituent Corporations" shall have the meaning set forth in Section 2.2.

    "Contract" shall mean any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding, or any outstanding security.

    "Damages" shall have the meaning set forth in Section 10.2(a).

    "DGCL" shall have the meaning set forth in the recitals hereto.

    "Disclosure Schedules" shall mean the schedules prepared and delivered by Target and the Shareholders for and to the Parent and the Acquiror and dated as of the date hereof which set forth the exceptions to the representations and warranties contained herein and certain other information called for by this Agreement. Unless otherwise specified, each reference in this Agreement to any numbered schedule is a reference to that numbered schedule which is included in the Disclosure Schedules.

    "DOL" shall mean the United States Department of Labor or any successor agency.

    "Earnout Payments" shall mean all payments required to be made, or shares of Parent Common Stock required to be issued, by the Parent pursuant to Sections 3.1 or 3.5 of this Agreement.

    "Effective Date" shall have the meaning set forth in Section 2.2.

    "Effective Time" shall have the meaning set forth in Section 2.2.

    "Employees" shall mean all employees who are immediately prior to the closing (i) in the active employment of the Target and are presently on the employee payroll or (ii) on sick leave, short-term disability or other leave of absence approved by the Target.

    "Employment Agreements" shall mean the Employment Agreements, each dated as of the Closing Date, of Irwin R. Pearlstein, David Pearlstein and Cheryl Pearlstein-Enos, in the forms attached hereto as Exhibits C, D and E.

    "Encumbrance" shall mean any community property interest, condition, equitable interest, Lien, option, pledge, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership, including but not limited to any covenant, condition, restriction, reservation, rights of way, easement or other title encumbrance or title exception affecting any property or asset.

    "Environment" shall mean soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwater, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

    "Environmental, Health and Safety Liabilities" shall mean any cost, damage, expense (including but not limited to attorneys' and consultants' fees), liability, obligation or other responsibility arising from or under any Environmental Law or Occupational Safety and Health Law, Hazardous Activity, and consisting of or relating to:

      (a) any environmental, health or safety matters or conditions (including on-site or off-site contamination, occupational safety and health and regulation of chemical substances or products);

      (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial or inspection costs and expenses arising under any Environmental Law or Occupational Safety and Health Law;

      (c) financial responsibility under any Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any Cleanup required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

      (d) any other compliance, corrective, investigative or remedial measures required under any Environmental Law or Occupational Safety and Health Law.

    The terms "removal," "remedial" and "response action" include the types of activities covered by CERCLA.

    "Environmental Law" shall mean all federal, state, district, local and foreign laws and Legal Requirements, all rules or regulations promulgated thereunder and all orders, consent orders, judgments, notices, notice requirements, agency guidelines, policies or restrictions and licenses, permits or demand letters issued, promulgated or entered pursuant thereto, relating to pollution or protection of the Environment (including, without limitation, ambient air, surface water, ground water, the preservation or protection of waterways, drinking water, land surface, wildlife, plants or other natural resources), including without limitation (i) laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, materials, wastes or other substances into the Environment and (ii) laws relating to the identification, generation, manufacture, processing, distribution, use, treatment, storage, disposal, recovery, transport or other handling of pollutants, contaminants, chemicals, industrial materials, wastes or other substances. Environmental Laws shall include, without limitation, CERCLA, the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), RCRA, the Safe Drinking Water Act (21 U.S.C. § 349, 42 U.S.C. §§ 201, 300f), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.). the California Health and Safety Code (§ 25100 et seq., § 39000 et seq.) and the California Water Code (§ 13000 et seq.) or any other similar federal, state or local law of similar effect, each as amended.

    "Environmental Permits" shall mean all licenses, permits, approvals, authorizations, consents or orders of, or filings with, any Governmental Body, whether federal, state, local or foreign, required for the operation of the Facilities under Environmental Laws.

    "ERISA" shall mean the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

    "ERISA Affiliate" shall mean any other Person that, together with the Target, would be treated as a single employer under IRC § 414(b) or (c), and solely for the purposes of potential liability under ERISA § 302(c)(ii) and IRC § 412(c)(ii) and the Lien created under ERISA §302(f) and IRC § 412(n), under IRC § 414(m) or (o).

    "Escrow Agreement" shall have the meaning set forth in Section 2.6.

    "Escrow Agent" shall have the meaning set forth in the Escrow Agreement.

    "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

    "Facilities" shall mean any real property, leaseholds or other interests currently or formerly owned, held, occupied or operated by the Target and any buildings, plants, structures or equipment (including motor vehicles, tank cars and rolling stock) currently or formerly owned or operated by the Target.

    "Family" shall mean, with respect to any individual, (i) the individual, (ii) the individual's spouse, (iii) any other natural Person who is related to the individual or the individual's spouse within the second degree and (iv) any other natural Person who resides with such individual.

    "Financial Statements" shall have the meaning set forth in Section 5.4.

    "GAAP" shall mean United States generally accepted accounting principles and practices, as in effect from time to time.

    "Governmental Authorization" shall mean any approval, Consent, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

    "Governmental Body" shall mean any:

      (a) nation, state, county, city, town, village, district or other jurisdiction of any nature;

      (b) federal, state, local, municipal, foreign or other government;

      (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal);

      (d) multi-national organization or body; or

      (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

    "Gross Cash Proceeds" shall mean, with respect to any issuance or sale by the Parent of debt or equity securities, the aggregate gross cash proceeds received by the Parent, in respect of any such issuance or sale of securities.

    "Hazardous Activity" shall mean the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about or from the Facilities or any part thereof into the Environment and any other act, business, operation or thing that increases the danger or risk of danger or poses an unreasonable risk of harm to Persons or property on or off the Facilities or that may affect the value of the Facilities or the Target.

    "Hazardous Materials" shall mean any waste, chemical, pollutant, material or other substance that is listed, defined, designated or classified as, or otherwise determined to be, hazardous, radioactive, infectious, reactive, corrosive, ignitable, flammable or toxic or a pollutant or a contaminant subject to regulation, control or remediation under any Environmental Law (whether solids, liquids or gases), including any mixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor, polychlorinated biphenyls, radon gas, urea formaldehyde and asbestos or asbestos-containing materials.

    "Initial Stock Consideration" shall have the meaning set forth in Section 2.4(b).

    "Initial Supplemental Stock Consideration" shall have the meaning set forth in Section 2.7(a)(i).

    "Intellectual Property" shall mean any and all rights of the Target in or affecting intellectual property or other proprietary rights, existing now or in the future, including without limitation any and all rights in, to, or subsisting in the following: (i) all patents, patent applications, divisions, continuations and continuations-in-part of patents, and all renewals and extensions thereof; (ii) all copyrights and copyrightable works, and all applications for registration, registrations, renewals and extensions of registrations, (iii) all trademarks, service marks, logos, trade names, domain names and "vanity" telephone numbers, together with the goodwill of the business associated therewith, all applications for registration and registrations thereof, and renewals thereof; (iv) all proprietary information and materials, whether or not patentable or copyrightable and whether or not reduced to practice, including without limitation all technology, ideas, data, research and development, inventions, operating specifications and processes, know-how, formulae, customer and supplier lists and information, shop rights, designs, drawings, patterns, methods, trade secrets, technical data, and computer software, and (v) all other intangible assets, properties and rights, including without limitation all claims, causes of action and rights to sue for past, present and future infringement or unconsented use of any of the Intellectual Property, the right to file applications and obtain registrations, and all products, proceeds and revenues arising from or relating to any and all of the foregoing.

    "IP Contracts" means all contracts, arrangements, binding understandings and agreements relating to intellectual property (including without limitation license agreements, information technology agreements, and computer hardware and software agreements) to which the Target is a party or by which the Target is bound.

    "IRS" shall mean the United States Internal Revenue Service or any successor agency.

    "Knowledge" shall mean and an individual will be deemed to have "Knowledge" of a particular fact or other matter if:

      (a) such individual is actually aware of such fact or other matter; or

      (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

    A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

    "Knowledge of the Target" or other similar phrases shall mean and include, in addition to the Knowledge of any of the executive officers of the Target, the Knowledge of the Shareholders.

    "Leases" shall have the meaning set forth in Section 5.6.

    "Legal Requirement" shall mean any federal, state, local, municipal, foreign, international, multinational or other administrative order, constitution, law, ordinance, policy, principle of common law, regulation, statute or treaty.

    "Liability" shall mean any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, deferred income, guaranty or endorsement of or by any Person of any type, whether known, unknown, accrued, absolute, contingent, matured or unmatured, asserted or unasserted.

    "Licenses" shall have the meaning set forth in Section 5.13(b).

    "Lien" shall mean any mortgage, deed of trust, pledge, hypothecation, security interest, claim, lien or charge of any kind.

    "Material Adverse Effect" or "Material Adverse Change" shall mean, with respect to any party, any significant and substantial adverse effect on or change in the condition (financial or otherwise), business, results of operations, liabilities, operations, prospects or management of such party, its business and/or assets or on the ability of such party or its shareholders, as the case may be, to consummate the Transactions, or any event or condition which could reasonably be expected to, with the passage of time, constitute a "Material Adverse Effect" or "Material Adverse Change"; provided, however, that no adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting the United States economy taken as a whole shall be deemed or be taken into account in determining whether there has or will be a Material Adverse Effect or a Material Adverse Change.

    "Material Interest" shall mean direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.

    "Merger Consideration" shall have the meaning set forth in Section 2.4(a).

    "Multiemployer Plan" shall have the meaning set forth in ERISA §§ 3(37)(A) and 4001(a)(3).

    "Net Income" of the Surviving Corporation, for any period, shall mean the consolidated net income (or loss) of the Surviving Corporation for such period, determined on a consolidated basis in accordance with GAAP; provided, that for purposes of Section 3.5 only, Net Income shall mean the pre-tax consolidated net income (or loss) of the Surviving Corporation for such period, determined on a consolidated basis in accordance with GAAP.

    "Net Revenue Adjustment" shall have the meaning set forth in Section 3.4(b).

    "Net Revenue Adjustment Demand" shall have the meaning set forth in Section 3.4(c).

    "Net Revenue Deficiency" shall have the meaning set forth in Section 3.4(b).

    "Net Revenues" of the Surviving Corporation, for any period, shall mean the net revenues actually received by the Surviving Corporation during such period determined in accordance with GAAP, minus revenues from intercompany sales, plus all direct costs or allowances attributable to intercompany sales if taken into account to compute net revenues.

    "Non-Compete Period" shall have the meaning set forth in Section 7.8(a).

    "Observer" shall have the meaning set forth in Section 7.14.

    "Occupational Safety and Health Law" shall mean any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthy working conditions.

    "Order" shall mean any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Body or by any arbitrator.

    "Ordinary Course of Business" shall describe any action taken by a Person if:

      (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

      (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be authorized by the parent company (if any) of such Person; and

      (c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other similarly situated Persons that are in the same line of business as such Person.

    "Organizational Documents" shall mean (a) the articles or certificate of incorporation, all certificates of determination and designation, and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate or articles of limited partnership of a limited partnership; (d) the operating agreement, limited liability company agreement and the certificate or articles of organization or formation of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person; and (f) any amendment to any of the foregoing.

    "Other Benefit Obligations" shall mean all obligations, arrangements or customary practices, whether or not legally enforceable, to provide benefits or compensation, other than salary, to present or former directors, Employees or agents, other than obligations, arrangements and practices that are Plans. Other Benefit Obligations include, without limitation, all employment, consulting, severance or other similar contracts, arrangements or policies and all plans, arrangements (written or oral), programs, agreements or commitments providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, severance or retention benefits, vacation benefits, retirement benefits, life, health, disability or accident benefits or for deferred compensation, profit-sharing bonuses, stock options, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which are not Plans.

    "Parent" shall have the meaning set forth in the first paragraph of this Agreement.

    "Parent Common Stock" shall mean common stock, par value $0.001 per share, of the Parent.

    "Parent Indemnified Parties" shall have the meaning set forth in Section 10.2(b).

    "Pension Plan" shall have the meaning set forth in ERISA § 3(2).

    "Person" shall mean any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Governmental Body.

    "Plan" shall have the meaning set forth in ERISA § 3(3).

    "Plan Sponsor" shall have the meaning set forth in ERISA § 3(16)(B).

    "Positive Cash Flow and Profitability" shall mean, with respect to any calendar month, that the Surviving Corporation has positive Cash Flow of at least $1.00 and Net Income of at least $1.00.

    "Preliminary Title Report" shall mean the Preliminary Report, dated October 12, 2001, of Fidelity National Title Company, addressed to Mortgage Express of California, in respect of the property located at 1826 Castle Gate Road, Walnut Creek, California, and attached hereto as Exhibit J.

    "Proceeding" shall mean any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

    "Proposed Acquisition Transaction" shall have the meaning set forth in Section 7.6.

    "Proposition 65" shall have the meaning set forth in Section 5.18(h).

    "Proprietary Rights Agreement" shall have the meaning set forth in Section 5.19.

    "Qualified Financing" shall mean the sale by the Parent of shares of its capital stock or debt securities in one or more transactions which results in the receipt by the Parent or by any other Person at Parent's direction of aggregate Gross Cash Proceeds of at least $20,000,000.

    "Qualified Plan" shall mean any Plan that meets or purports to meet the requirements of IRC § 401(a).

    "RCRA" shall mean the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., as amended.

    "Registration Rights Agreement" shall mean the Registration Rights Agreement, dated as of the Closing Date, among Parent and the Shareholders, in the form attached hereto as Exhibit B.

    "Related Person" shall mean:

      (1) with respect to a particular individual:

        (a) each other member of such individual's Family;

        (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family;

        (c) any Person in which such individual or members of such individual's Family hold, directly or indirectly, (individually or in the aggregate) a Material Interest; and

        (d) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, member, executor or trustee (or in a similar capacity); and

      (2) with respect to a specified Person other than an individual:

        (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

        (b) any Person that holds a Material Interest in such specified Person;

        (c) each Person that serves as a director, officer, partner, member, executor or trustee of such specified Person (or in a similar capacity);

        (d) any Person in which such specified Person holds a Material Interest;

        (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

        (f)  any Related Person of any individual described in clause (2)(b) or (c).

    "Release" shall mean any spilling, leaking, pumping, pouring, injecting, emitting, discharging, depositing, escaping, leaching, migrating (including passive migration), dumping or other releasing into the Environment or the workplace, whether intentional or unintentional and otherwise defined in any Environmental Law.

    "Representative" shall mean, with respect to a particular Person, any officer, director, principal, attorney, agent, Employee or other representative of such Person.

    "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

    "Security Agreement" shall mean the Security Agreement, dated as of the Closing Date, by the Parent in favor of the Shareholders, in the form attached hereto as Exhibit I.

    "Shareholders" shall have the meaning set forth in the first paragraph of this Agreement.

    "Shareholders' Closing Documents" shall have the meaning set forth in Section 5.2(a).

    "Shareholders' Indemnified Parties" shall have the meaning set forth in Section 10.2(a).

    "Stock Consideration" shall have the meaning set forth in Section 2.4(b).

    "Subsidiary" shall mean, with respect to any Person (for the purposes of this definition, the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries.

    "Surviving Corporation" shall have the meaning set forth in Section 2.2.

    "Surviving Corporation Stock" shall mean the issued and outstanding shares of common stock, $0.001 par value per share, of the Acquiror.

    "Target" shall have the meaning set forth in the first paragraph of this Agreement.

    "Target Certificates" shall have the meaning set forth in Section 2.5(a).

    "Target Stock" shall have the meaning set forth in Section 2.4(a).

    "Tax" shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

    "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

    "Termination Date" shall have the meaning set forth in Section 10.1.

    "Threat of Release" shall mean a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

    "Threatened" shall describe any claim, Proceeding, dispute, action or other matter if (i) any demand or statement has been made (orally or in writing) with respect to such claim, Proceeding, dispute, action or other matter, (ii) any notice has been given (orally or in writing) with respect thereto or (iii) any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future.

    "Threshold" shall have the meaning set forth in Section 10.2(f)(i).

    "Title IV Plans" shall mean all Pension Plans that are subject to regulation under Title IV of ERISA, other than Multiemployer Plans.

    "Transaction Documents" shall mean this Agreement, the Employment Agreements, the Escrow Agreement, the Security Agreement, the Registration Rights Agreement and all certificates or instruments executed, filed or otherwise prepared, exchanged or delivered in accordance with or in connection with this Agreement or the Transactions.

    "Transactions" shall mean the Merger and the other transactions contemplated hereby and in the Transaction Documents.

    "Transfer Taxes" shall have the meaning set forth in Section 7.9(e).

    "Unrecorded Liabilities or Impairments" shall mean all liabilities or impairments of assets of the Target set forth on the Closing Audited Balance Sheet or discovered within one year of the Closing Date that do not appear on the August 31 Unaudited Balance Sheet; provided that the amount of any current liabilities or impairments of assets set forth on the Closing Audited Balance Sheet that do not appear on the August 31 Unaudited Balance Sheet shall be reduced by the amount of any increase in current assets set forth on the Closing Audited Balance Sheet that do not appear on the August 31 Unaudited Balance Sheet; and provided further that the amount of any long term liabilities or impairment of assets set forth on the Closing Audited Balance Sheet that do not appear on the August 31 Unaudited Balance Sheet shall be reduced by the amount of any increase in long term assets set forth on the Closing Audited Balance Sheet that do not appear on the August 31 Unaudited Balance Sheet.

    "VEBA" shall mean a voluntary Employees' beneficiary association which is exempt or purported to be exempt from federal taxation under IRC §501(c)(9).

    "Welfare Plan" shall have the meaning given in ERISA § 3(1).

ARTICLE II.

THE MERGER

    2.1  Approval of the Merger.  The Merger and the Transaction Documents have been adopted and approved by the shareholders of Target in a manner allowed under the CCC (the "Shareholders' Consent").

    2.2  The Merger.  Subject to and promptly following the satisfaction or waiver of all the conditions precedent to the Merger set forth herein, the parties hereto shall cause the Merger to be consummated by filing with the Secretary of State of each of the State of California and the State of Delaware, an Agreement of Merger (the "Agreement of Merger"), with such documents or instruments, including an officer's certificate of each Constituent Corporation (as defined below) attached, in such forms as are required by, and executed in accordance with, the relevant provisions of the CCC and the DGCL (the time of such filing being the "Effective Time" and the date upon which the Effective Time occurs, the "Effective Date"). At the Effective Time, in accordance with this Agreement, the CCC and the DGCL, Target shall be merged with and into Acquiror, the separate existence of Target (except as may be continued by operation of law) shall cease and Acquiror shall continue as the surviving corporation under the corporate name identified in the Agreement of Merger (namely, Professional Resource Screening, Inc.). Target and Acquiror are sometimes referred to herein as the "Constituent Corporations" and Acquiror is sometimes referred to herein as the "Surviving Corporation." Provided that this Agreement has not been earlier terminated as provided herein, the parties hereto shall use commercially reasonable efforts to cause the Agreement of Merger to be filed with the Secretary of

State of the State of California and the Secretary of State of the State of Delaware so that the Effective Time occurs on the Closing Date.

    2.3  Effects of the Merger.

    (a) At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the CCC and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the rights and property of Target and Acquiror shall vest in the Surviving Corporation, and all debts, liabilities and duties of Target and Acquiror shall become the debts, liabilities and duties of the Surviving Corporation. If, at any time after the Effective Time, the Surviving Corporation considers or is advised by counsel that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties, or assets of either Target or Acquiror, or otherwise to carry out the intent and purposes of this Agreement, the officers and directors of the Surviving Corporation will be authorized, to execute and deliver, in the name and on behalf of each of Target and Acquiror, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of Target and Acquiror, all such other actions and things as the board of directors of the Surviving Corporation may determine to be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the intent and purposes of this Agreement. As of the Effective Time, the Surviving Corporation will continue to be a wholly-owned Subsidiary of Parent.

    (b) Articles of Incorporation of Surviving Corporation. The Articles of Incorporation of Acquiror in effect immediately prior to the Effective Time shall, from and after the Effective Time, be the Articles of Incorporation of the Surviving Corporation until thereafter further amended as provided by law.

    (c) Bylaws of the Surviving Corporation. The bylaws of Acquiror in effect immediately prior to the Effective Time shall, from and after the Effective Time, be the bylaws of the Surviving Corporation until thereafter further amended as provided by law.

    (d) Directors and Officers of Surviving Corporation. The board of directors and the officers of the Acquiror prior to the Effective Time shall be the board of directors and officers of the Surviving Corporation and will hold office until their respective successors are duly elected or appointed and qualify in the manner provided in the articles of incorporation and bylaws of the Acquiror, or as otherwise provided by applicable law.

    2.4  Merger Consideration.

    (a) Consideration. Each share of capital stock of Target issued and outstanding immediately prior to the Effective Time (the "Target Stock") shall, without any action on the part of Parent, Acquiror, the Surviving Corporation, the Shareholders or the holders of any other securities in Target, automatically be converted into the right to receive: (i) on the Closing Date, a pro rata share (based on the number of shares of Target Stock issued and outstanding immediately prior to the Effective Time) of the Initial Stock Consideration, (ii) on January 31, 2002, a pro rata share (based on the number of shares of Target Stock issued and outstanding immediately prior to the Effective Time) of the Additional Stock Consideration, if any, (iii) the cash amounts provided for in clauses (A) through (C) below (the "Cash Consideration") and (iv) a pro rata share (based on the number of shares of Target Stock issued and outstanding immediately prior to the Effective Time) and the right to Earnout Payments to the extent, and in the manner, contemplated by Sections 3.1 and 3.5 (the Cash Consideration, the Stock Consideration and the Earnout Payments, the "Merger Consideration");

      (A) Cash in the amount of four hundred dollars ($400.00) per share of Target Stock (corresponding to an aggregate payment of $400,000 for all shares of Target Stock), payable on January 15, 2002;

      (B) Cash in the amount of one hundred eighty dollars ($180.00) per share of Target Stock (corresponding to an aggregate payment of $180,000 for all shares of Target Stock), which amount shall be paid in six (6) equal monthly installments of thirty dollars ($30.00) per share of Target Stock beginning on the Closing Date; and

      (C) Cash in the amount of nine hundred dollars ($900.00) per share of Target Stock (corresponding to an aggregate payment of $900,000 for all shares of Target Stock), which amount shall be paid in eighteen (18) equal monthly installments of fifty dollars ($50.00) per share of Target Stock beginning on the date that is six (6) months following the Closing Date.

    (b) Calculation of Stock Consideration.

     (i)The aggregate number of shares of Parent Common Stock to be issued to the Shareholders on the Closing Date (the "Initial Stock Consideration") shall be equal to the number obtained by dividing (i) $11,000,000 by (ii) $1.35. The aggregate Stock Consideration calculated in accordance with this subsection (b)(i) shall be issued to the Shareholders on the Closing Date pro rata in accordance with the Shareholders' ownership percentage in the Target immediately prior to the Effective Time.

      (ii) The aggregate number of shares of Parent Common Stock, if any, to be issued to the Shareholders on January 31, 2002 (the "Additional Stock Consideration" and, together with the Initial Stock Consideration, the Initial Supplemental Stock Consideration and the Additional Supplemental Stock Consideration the "Stock Consideration") shall be equal to the number, if any, by which (A) the number of shares obtained by dividing (i) $11,000,000 by (ii) the lower of (X) $1.35 or (Y) the higher of (1) the average closing sale price of the Parent Common Stock on the Nasdaq National Market System for the five business days prior to, but not including, January 28, 2002 or (2) $0.80 exceeds (B) the aggregate number of shares included in the Initial Stock Consideration. The aggregate Additional Stock Consideration, if any, calculated in accordance with this subsection (b)(ii) shall be issued to the Shareholders on January 31, 2002 pro rata in accordance with the Shareholders' ownership percentage in the Target immediately prior to the Effective Time.

    (c) Capital Stock of Acquiror. Each outstanding share of common stock of Acquiror outstanding before the Effective Time shall remain outstanding such that the Surviving Corporation shall continue to be a wholly-owned subsidiary of the Parent. Each share of Target Stock owned by the Target, as treasury stock, or by the Parent or the Acquiror shall automatically be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

    2.5  Surrender and Payment.

    (a) Delivery of Target Certificates. At the Effective Time, the Shareholders shall deliver to Parent all certificates and instruments which represented all shares of Target Stock (the "Target Certificates") issued and outstanding immediately prior to the Effective Time.

    (b) No Further Rights as Shareholder. At and after the Effective Time, each holder of a Target Certificate that represented issued and outstanding shares of Target Stock immediately prior to the Effective Time shall cease to have any rights as a holder of securities of Target, except for the right to surrender his or her Target Certificate or Certificates in exchange for Merger Consideration. If, after the Effective Time, Target Certificates are presented to the Surviving Corporation they shall be canceled and exchanged for that amount of Merger Consideration as may be required in accordance with the procedures set forth in this Article II and in Article III.

    (c) No Further Ownership Rights in Surviving Corporation. All Merger Consideration paid or payable upon the surrender for exchange of Target Certificates in accordance with the terms of this Article II and Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Target Stock formerly represented by such Target Certificates and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of such shares. If, after the Effective Time, Target Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

    (d) Lost, Stolen or Destroyed Target Certificates. In the event that any Target Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Target Certificate to be lost, stolen or destroyed and, if requested by the Parent, the posting by such Person of a bond in such reasonable amount as Target may direct as indemnity against any claim that may be made against the Target, the Parent or the Surviving Corporation with respect to such Target Certificate, Target will issue in exchange for such lost, stolen or destroyed Target Certificate the amount of Merger Consideration payable for the shares evidenced by such lost, stolen or destroyed Target Certificate pursuant to this Article II and Article III.

    (e) Withholding Taxes. Each of the Parent and the Escrow Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any Shareholder such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such shares in respect of which such deduction and withholding was made.

    2.6  Escrow of Stock Consideration.

    (a) Escrow Agreement. In order to at least partially satisfy and to establish a procedure for the satisfaction of claims by any Shareholders' Indemnified Party for any post-closing adjustments (including, without limitation, pursuant to Sections 3.3 and 3.4), indemnification or other claims, the Shareholders shall enter into an escrow agreement (the "Escrow Agreement") with Parent and the Escrow Agent in the form attached hereto as Exhibit A, pursuant to which a portion of the Stock Consideration issuable to each Shareholder shall be deposited into escrow pursuant to Section 2.6(b) and be retained in the escrow account until the Termination Date.

    (b) Deliveries to Escrow Agent. Pursuant to the Escrow Agreement, each of the Shareholders hereby irrevocably directs the Parent to deliver to the Escrow Agent immediately upon issuance thereof:

       (i) an amount of the Initial Stock Consideration to be issued to such Shareholder on the Closing Date pursuant to Section 2.4(b)(i), equal to (A) the total Initial Stock Consideration minus (B) the number of shares of Parent Common Stock obtained by dividing $5,500,000 by the average closing sale price of the Parent Common Stock for the five business days prior to, but not including, the day that is three business days prior to the Closing Date, as reported by The Nasdaq Stock Market, Inc.; and

      (ii) an amount of the Additional Stock Consideration to be issued to such Shareholder on January 31, 2002 pursuant to Section 2.4(b)(ii) as will result in 50% of the aggregate Stock Consideration issued to such Stockholder pursuant to Sections 2.4(b)(i) and 2.4(b)(ii) being subject to the escrow; provided that if the total Additional Stock Consideration is not sufficient to result in 50% of the aggregate Stock Consideration issued to such Shareholder pursuant to Sections 2.4(b)(i) and 2.4(b)(ii) being subject to the escrow, all of the Additional Stock Consideration shall be deposited into escrow and such Shareholder shall have no obligation to make any additional deposits into the escrow.

    2.7  Supplemental Stock Consideration.

    (a) Issuance of Supplemental Stock Consideration. In addition to the other Merger Consideration described in Section 2.4 above, the Parent will deliver to the Shareholders the following:

       (i) at the Closing, a number of shares of Parent Common Stock equal to the number obtained by dividing (1) $482,522 by (2) $1.35 (the "Initial Supplemental Stock Consideration"); and

      (ii) if the Shareholders receive Additional Stock Consideration pursuant to Section 2.4(b)(ii), on January 31, 2002, a number of shares of Parent Common Stock equal to the number by which (1) $482,522 divided by (2) the higher of (A) the average closing sale price of the Parent Common Stock on the Nasdaq National Market System for the five business days prior to, but not including, January 28, 2002 or (B) $0.80 exceeds the Initial Supplemental Stock Consideration (the "Additional Supplemental Stock Consideration").

    (b) Delivery of Supplemental Stock Consideration to Surviving Corporation. As full and complete satisfaction of $482,522 of indebtedness of the Shareholders owed to the Target, the Shareholders shall sell, transfer and deliver to the Surviving Corporation (i) on the Closing Date the Initial Supplemental Stock Consideration and (ii) on January 31, 2002 if the Shareholders receive Additional Stock Consideration pursuant to Section 2.4(b)(ii), the Additional Supplemental Stock Consideration. The shares of Parent Common Stock required to be delivered pursuant to this Section 2.7(b) shall be delivered directly by the Parent to the Surviving Corporation on the dates required in this Section 2.7(b).

ARTICLE III.

EARN-OUT PAYMENTS; PURCHASE PRICE ADJUSTMENTS

    3.1  Payments From Cash Flow of Surviving Corporation.

    (a) Commencing on the date that is seven (7) months following the Closing Date and ending on the date that is seventeen (17) months thereafter, for any month in which the Surviving Corporation achieves Positive Cash Flow and Profitability, the Parent shall deliver to the Shareholders cash in an aggregate amount equal to (i) eighty percent (80%) of the amount of the positive Cash Flow for such month minus (ii) $50,000 (each, together with any payment made pursuant to Section 3.1(b), a "Cash Flow Payment"); provided that the aggregate amount of all Cash Flow Payments to the Shareholders pursuant to this subsection shall not exceed $1,520,000. With respect to each month for which a Cash Flow Payment is required to be made pursuant to this subsection, such payment shall be made to the Shareholders pro rata in accordance with the number of shares of Target Stock held by the Shareholders immediately prior to the Effective Time and shall be made no later than thirty (30) days following preparation by the accounting staff of the Parent of the monthly financial statements of the Surviving Corporation and the Parent for such month. Such financial statements shall be prepared in accordance with GAAP, except for the absence of footnotes and subject to normal year-end adjustments and presentation items.

    (b) If, on the date that is twenty-five (25) months following the Closing Date, the Shareholders have not received Cash Flow Payments in an aggregate amount of $1,520,000 from the Parent pursuant to subsection (a) of this Section 3.1, the Parent shall pay to the Shareholders in cash an aggregate amount equal to (i) $1,520,000 minus (ii) all Cash Flow Payments previously paid to the Shareholders pursuant to subsection (a) of this Section 3.1, payable in twelve (12) equal monthly installments beginning on such date. Such payments shall be made to the Shareholders pro rata in accordance with the number of shares of Target Stock held by the Shareholders immediately prior to the Effective Time.

    3.2  Acceleration of Certain Payments.  In the event the Parent completes a Qualified Financing, the payment of all Cash Consideration and other amounts payable to the Shareholders pursuant to

Sections 2.4(a)(iii)(B), 2.4(a)(iii)(C), 3.1(a) and 3.1(b) shall accelerate and shall be paid in full within thirty (30) days following the consummation of such Qualified Financing. Payment of the amounts specified in the immediately previous sentence shall be deemed to satisfy fully, and extinguish, any and all obligations of the Parent to pay Cash Consideration and Cash Flow Payments to the Shareholders. Any payments pursuant to the first sentence of this Section 3.2 shall be made to the Shareholders pro rata in accordance with the number of shares of Target Stock held by the Shareholders immediately prior to the Effective Time.

    3.3  Post-Closing Balance Sheet Adjustment.

    (a) As promptly as practicable after the Closing Date (but in no event more than seventy-five (75) days after the Closing Date), the Parent shall cause the Surviving Corporation to prepare and deliver to the Shareholders audited financial statements of the Target as of the close of business on the day immediately preceding the Closing Date (and without giving effect to any of the transactions contemplated by this Agreement and the other Transaction Documents) (the "Closing Audited Financial Statements"). The Closing Audited Financial Statements shall be prepared in accordance with GAAP (except for the absence of footnotes and subject to normal year-end adjustments and presentation items) and shall be accompanied by a certificate of an appropriate executive officer of the Surviving Corporation to the effect that the Closing Audited Financial Statements present fairly, in accordance with GAAP, the financial condition of the Target as of the close of business on the day immediately preceding the Closing Date. The Closing Audited Financial Statements shall be audited by a national or international firm of independent public accountants which may be the Parent's principal outside auditors (the "Accounting Firm"). The balance sheet contained in the Closing Audited Financial Statements shall be referred to herein as the "Closing Audited Balance Sheet". The Closing Audited Balance Sheet shall become final and binding upon the parties unless, within five (5) Business Days following its receipt by the Shareholders, any Shareholder, on behalf of the Shareholders, shall notify the Parent that the Shareholders object thereto. If the Shareholders do so object, the Shareholders and the Parent shall negotiate in good faith to resolve any differences, and the Parent shall permit the Shareholders to discuss the proposed Closing Audited Balance Sheet with the Accounting Firm. If, within five (5) days following such notice by the Shareholders, such differences have been resolved to the satisfaction of the Parent and the Accounting Firm, the Closing Audited Balance Sheet, as revised to reflect changes agreed to by Parent and the Selling Stockholders, shall be final, binding and conclusive. If, however, by such date such differences shall not have been resolved, the decision of the Accounting Firm with respect to the Closing Audited Financial Statements (including the Closing Audited Balance Sheet) shall be final and binding; provided that if the Parent and the Shareholders are unable to agree on the appropriate treatment of the information technology costs of the Target under GAAP and if the Accounting Firm is then the Parent's principal outside auditor or otherwise has a material business relationship with the Parent, the Parent shall seek at its expense the opinion of an independent national or international accounting firm on the applicable treatment of such costs. The decision of such accounting firm shall be final and binding for purposes of the Closing Audited Financial Statements. All of the fees and expenses of the Accounting Firm incurred in connection with this Section 3.3 shall be paid by the Parent.

    (b) The Shareholders have prepared and delivered to the Parent an unaudited balance sheet of the Target as of the close of business on August 31, 2001 (and without giving effect to any of the transactions contemplated by this Agreement and the other Transaction Documents) (the "August 31 Unaudited Balance Sheet"). In the event that the amount of Unrecorded Liabilities or Impairments with respect to the Target exceeds $25,000 in the aggregate for all such amounts subject to Section 3.3(c), the Shareholders shall pay or deliver to Parent, at the option of the Shareholders, either (i) an amount in cash equal to the excess of the amount of the Unrecorded Liabilities or Impairments in excess of $25,000 (the "Balance Sheet Deficiency") or (ii) the number of shares of Parent Common Stock equal to the product of 1.5 multiplied by the Balance Sheet Deficiency divided by the price per share of a share of Parent Common Stock determined under Section 2.4(b)(ii) (in either case, the "Balance Sheet Adjustment"). Any Balance Sheet Adjustment required to be made or paid by the Shareholders pursuant to this Section 3.3(b) shall be the joint and several obligation of each of the Shareholders and shall be made within ten (10) days following receipt of the Balance Sheet Adjustment Demand. The Shareholders shall notify the Parent in writing at least three (3) days prior to delivery thereof whether such Balance Sheet Adjustment shall be paid or satisfied in cash or through the delivery of Parent Common Stock. If the Shareholders elect to satisfy their obligations under this subsection by making payment in cash, such payment shall be made by wire transfer of immediately available funds to an account designated by the Parent.

    (c) If, after preparation of the Closing Audited Financial Statements, the Parent determines that a Balance Sheet Adjustment is required pursuant to Section 3.3(b), the Parent may make a written demand to the Shareholders setting forth (i) the amount of any Unrecorded Liabilities or Impairments, (ii) the appropriate Balance Sheet Adjustment and (iii) wire transfer instructions for payment of cash to the Parent (the "Balance Sheet Adjustment Demand"). The Parent may make a Balance Sheet Adjustment Demand at any time on or prior to the first anniversary of the Closing Date. If the Parent has not received the Balance Sheet Adjustment from the Shareholders within ten (10) days following receipt by the Shareholders of the Balance Sheet Adjustment Demand, the Parent may direct the Escrow Agent to return to the Parent the number of shares of Parent Common Stock that is equal to the product of 1.5 multiplied by the Balance Sheet Deficiency divided by the price per share of a share of Parent Common Stock determined under Section 2.4(b)(ii).

    3.4  Net Revenue Adjustment.

    (a) In connection with the fiscal year ended December 31, 2002, the Parent and its independent public accountants shall prepare audited financial statements for the Surviving Corporation (the "2002 Audited Financial Statements"). The 2002 Audited Financial Statements shall be prepared in accordance with GAAP and shall be accompanied by a certificate of an appropriate executive officer of the Surviving Corporation to the effect that the 2002 Audited Financial Statements present fairly, in accordance with GAAP, the financial condition of the Surviving Corporation as of the close of business on December 31, 2002. The decision of the Parent's independent public accountants with respect to the 2002 Audited Financial Statements shall be final and binding. All of the fees and expenses of the Parent's independent public accountants incurred in connection with this Section 3.4 shall be paid by the Parent.

    (b) In the event that the Net Revenues of the Surviving Corporation for the fiscal year ended December 31, 2002, as reflected in the 2002 Audited Financial Statements, are less than nine million dollars ($9,000,000), the Shareholders shall pay or deliver to Parent, (i) at the option of the Shareholders, either (A) cash in the amount of five hundred thousand dollars ($500,000), or (B) the number of shares of Parent Common Stock equal to $500,000 divided by the price per share of a share of Parent Common Stock determined under Section 2.4(b)(ii), and (ii) at the option of the Shareholders, either (X) an amount in cash equal to $9,000,000 minus the Net Revenues for the fiscal year ended December 31, 2002, as reflected in the 2002 Audited Financial Statements (the "Net Revenue Deficiency") or (Y) the number of shares of Parent Common Stock equal to the product of 1.5 multiplied by the Net Revenue Deficiency divided by the price per share of a share of Parent Common Stock determined under Section 2.4(b)(ii) (collectively, the "Net Revenue Adjustment"). The Net Revenue Adjustment required to be made or paid by the Shareholders pursuant to this Section 3.4(b) shall be the joint and several obligation of each of the Shareholders and shall be made within ten (10) days following receipt by the Shareholders of a Net Revenue Adjustment Demand. The Shareholders shall notify the Parent in writing at least three (3) days prior to delivery thereof whether such Net Revenue Adjustment shall be paid or satisfied in cash or through the delivery of Parent Common Stock. If the Shareholders elect to satisfy their obligations under this subsection by making payment in cash, such payment shall be made by wire transfer of immediately available funds to an account designated by the Parent.

    (c) If, after preparation of the 2002 Audited Financial Statements, the Parent determines that a Net Revenue Adjustment necessary pursuant to Section 3.4(b), the Parent may make a written demand to the Shareholders setting forth (i) the amount of the Net Revenue Deficiency, (ii) the appropriate Net Revenue Adjustment and (iii) wire transfer instructions for the payment of cash to the Parent (the "Net Revenue Adjustment Demand"). If the Parent has not received the Net Revenue Adjustment from the Shareholders within ten (10) days following receipt by the Shareholders of the Net Revenue Adjustment Demand, the Parent may direct the Escrow Agent to return to the Parent the number of shares of Parent Common Stock equal to the product of 1.5 multiplied by the Net Revenue Deficiency divided by the price per share of a share of Parent Common Stock determined under Section 2.4(b)(ii).

    3.5  Other Earnout Payments.

    In the event that both the Net Revenue and Net Income of the Surviving Corporation in any of fiscal year 2002, 2003 or 2004, exceed the target Net Revenue and Net Income of the Surviving Corporation for such fiscal year set forth on Schedule 3.5 hereto, the Parent shall pay or deliver to the Shareholders either (i) an aggregate amount of $500,000 in cash or (ii) the number of shares of Parent Common Stock obtained by dividing $500,000 by the price per share of a share of Parent Common Stock determined under Section 2.4(b)(ii). Such cash or shares of Parent Common Stock shall be paid or delivered to the Shareholders not more than thirty (30) days following delivery to the Parent by its independent public accountants of the audited financial statements of the Surviving Corporation for such fiscal year.

    (b) In the event that (1) both the Net Revenue and Net Income of the Surviving Corporation for any of fiscal years 2002, 2003 and 2004 do not exceed the target Net Revenue and Net Income of the Surviving Corporation set forth on Schedule 3.5 for such fiscal year, and (2) the aggregate Net Revenue and Net Income of the Surviving Corporation for the combined period of fiscal years 2002, 2003 and 2004 exceed the aggregate target Net Revenue and Net Income of the Surviving Corporation set forth on Schedule 3.5 for such combined period, the Parent shall pay such additional amount or deliver such additional number of shares of Parent Common Stock to the Shareholders as the Parent would have otherwise been obligated to pay or deliver to the Stockholders pursuant to clause (a) above had both the Net Revenue and of the Surviving Corporation for each of fiscal years 2002, 2003 and 2004 exceeded the target Net Revenue and Net Income for such fiscal years.

    (c) The amount of Net Revenue and Net Income of the Surviving Corporation shall be determined by the Parent's independent public accountants and each such determination shall be final and binding on the parties.

    (d) The amounts payable to, and the number of shares of Parent Common Stock issuable to, each Shareholder pursuant to this Section 3.5 shall be calculated pro rata, in accordance with the respective number of shares of Target Shares held by each Shareholder immediately prior to the Effective Time.

    (e) Notwithstanding anything to the contrary in this Agreement or otherwise, the aggregate Merger Consideration payable shall be capped at, and shall not exceed, $16,000,000, and the Acquiror and the Parent shall have no obligation to, and shall not, make any payment or issue any shares of Parent Common Stock in excess of $16,000,000; provided that, for purposes of this provision, each share of Parent Common Stock issued as Merger Consideration shall be valued at the price per share determined under Section 2.4(b)(ii); and provided, further, that any amounts payable by the Shareholders pursuant to Sections 3.3 and 3.4 shall be disregarded for purposes of calculating the aggregate Merger Consideration.

ARTICLE IV.

CLOSING

    4.1  Closing.  Upon the terms and subject to the conditions set forth herein, the closing of the Transactions (the "Closing") shall be held at 10:00 a.m. local time on the Closing Date at the offices of Latham & Watkins, 633 West Fifth Street, Los Angeles, California, 90071, or at such other time or on such other date at such other place as the parties hereto may mutually agree.

    4.2  Deliveries at the Closing.

    (a) Documents to be Delivered to the Shareholders. At the Closing, the Parent and the Acquiror shall deliver the following to the Shareholders:

       (i) The first installment of the portion of the Cash Consideration described in Section 2.4(a)(iii)(B);

      (ii) A stock certificate evidencing the number of shares included in the Initial Stock Consideration minus the amount of the number of shares included in the Initial Stock Consideration to be delivered to the Escrow Agent pursuant to Section 2.6(b);

      (iii) A certificate of the Parent and the Acquiror, signed by an executive officer of the Parent and the Acquiror, certifying that all of the representations and warranties of the Parent and the Acquiror set forth in this Agreement remain true and correct as of the Closing Date;

      (iv) The Escrow Agreement, duly executed by the Parent and the Escrow Agent;

      (v) The Employment Agreements, duly executed by the Parent;

      (vi) The Registration Rights Agreement, duly executed by the Parent;

     (vii) The Security Agreement, duly executed by the Parent; and

     (viii) The Agreement of Merger and other necessary materials to be filed with the Secretary of State of each of the State of California and the State of Delaware.

    (b) Documents to be Delivered to the Parent and the Acquiror. At the closing, the Shareholders and the Target shall deliver the following to the Parent and the Acquiror:

       (i) Certificates evidencing all of the issued and outstanding shares of Target Stock owned by the Shareholders, directly or indirectly, duly endorsed in blank for transfer or accompanied by undated stock powers duly endorsed in blank by an effective endorsement;

      (ii) Such certificates of the Shareholders, the Target and others to evidence compliance with the conditions set forth in this Agreement as may be reasonably requested by the Parent and the Acquiror, which shall include, but not be limited to:

        (A) A certificate executed by the Secretary or an Assistant Secretary of the Target certifying as of the Closing Date (I) a true and complete copy of the Organizational Documents of the Target certified as of no more than five (5) business days prior to the Closing Date by the Secretary of State of the State of California, (II) true and complete copies of the resolutions of the board of directors and the shareholders of the Target authorizing the execution, delivery and performance of this Agreement by the Target and the consummation of the transactions contemplated hereby and (III) incumbency matters;

        (B) A certificate executed by the President or the Chief Financial Officer of the Target certifying that all of the representations and warranties of the Target set forth in this Agreement remain true and correct as of the Closing Date;

        (C) A certificate of each Shareholder certifying that all of the representations and warranties of such Shareholder remain true and correct as of the Closing Date; and

        (D) A certificate of each appropriate Secretary of State certifying the good standing of the Target in its state of incorporation and all states in which it is qualified to do business;

      (iii) The Escrow Agreement, duly executed by the Shareholders and the Escrow Agent;

      (iv) The Employment Agreements, duly executed by the Shareholder who is a party thereto;

      (v) The Registration Rights Agreement, duly executed by the Shareholders;

      (vi) The Security Agreement, duly executed by the Shareholders; and

     (vii) The Agreement of Merger and other necessary materials to be filed with the Secretary of State of each of the State of California and the State of Delaware.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF THE TARGET AND THE SHAREHOLDERS

    The Target and the Shareholders hereby, jointly and severally, represent and warrant to the Parent that the following representations and warranties are, as of the date hereof, and will be, as of the Closing Date, true and correct. The Disclosure Schedules delivered in connection with this Agreement contain clear and explicit exceptions to the following representations and warranties and are arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article V. The disclosure in the Disclosure Schedules in any paragraph shall qualify other paragraphs in this Article V only to the extent that it is through appropriate and explicit cross-referencing that it also qualifies or applies to such other paragraphs.

    5.1  Organization and Good Standing.  The Target is duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation, with full corporate power and authority to own, operate or lease its assets and conduct its business as it is currently conducted and as it is contemplated to be conducted. The Target is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction where the character of its properties owned, operated or leased, or the nature of its activities makes such qualification necessary, except where the failure to be so qualified could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Target. Schedule 5.1 contains a complete and accurate list of jurisdictions in which the Target is authorized or required to be authorized to do business.

    5.2  Authority; No Conflict.

    (a) The execution, delivery and performance of this Agreement and the other Transaction Documents to which the Shareholders or the Target are a party or by which they are bound (the "Shareholders' Closing Documents") have been duly authorized by the Shareholders and the Target and the Shareholders' Closing Documents have been duly executed and delivered by the Shareholders and the Target, to the extent that they are a party thereto, and constitute the legal, valid, and binding obligations of the Shareholders and/or the Target, as the case may be, enforceable against the Shareholders and/or the Target in accordance with their respective terms, in each case except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors' rights generally and (ii) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law. The Shareholders and the Target have all requisite power, authority and capacity to execute and deliver this Agreement and the other Shareholders' Closing Documents and to perform their respective obligations under this Agreement and the other Shareholders' Closing Documents.

    (b) Assuming all consents, approvals, authorizations and other actions described in Schedule 5.2 have been obtained or made, as applicable, the execution, delivery and performance of this Agreement and the other Shareholders' Closing Documents by the Shareholders and the Target shall not, directly or indirectly (with or without notice or lapse of time):

       (i) contravene, conflict with or result in a violation of (A) any provision of any Organizational Documents of the Target or (B) any resolution or other action adopted or taken by the board of directors of the Target or the Shareholders;

      (ii) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge, any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Target, the Shareholders, the Target Shares or any of the assets owned or used by the Target, may be subject;

      (iii) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Target or that otherwise relates to the business of, or any of the assets owned or used by, the Target;

      (iv) cause the Target to become subject to, or to become liable for the payment of, any Tax;

      (v) cause any of the assets owned by the Target to be reassessed or revalued by any taxing authority or other Governmental Body;

      (vi) contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Applicable Contract or any Contract to which the Target is a party or by which the Target may be bound or affected;

     (vii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Target; or

     (viii) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any of the shares of Target Stock or any of the assets of the Target pursuant to, any note, bond, mortgage, indenture, Contract, agreement, lease, license, permit, franchise or other instrument to which the Shareholders or the Target are a party or by which any of the shares of Target Stock are bound or affected.

    The execution and delivery of this Agreement by the Shareholders and the Target does not, and shall not require any Consent or other action by, or filing with or notification to, any Governmental Body or any other Person other than such Consents or other actions identified on Schedule 5.2.

    5.3  Capitalization.

    (a) Ownership. The authorized capital of the Target immediately prior to the Closing consists solely of (i) 10,000 shares of common stock, no par value, of the Target, of which 1,000 shares are issued and outstanding (collectively, the "Target Stock"), and (ii) no shares of preferred stock. There are no options, warrants or other securities convertible into, or exchangeable for, any capital stock of the Target or any other security issued by the Target. The Shareholders own, in the aggregate, 100% of the equity of the Target. Each of the Shareholders is, and will be on the Closing Date, the record and beneficial owner of the Target Stock, set forth next to the name of such Shareholder in Schedule 5.3, free and clear of all Encumbrances other than as set forth on Schedule 5.3. All of the outstanding shares of capital stock and other equity interests of the Target are and will be, as of the Closing Date, duly authorized, validly issued, fully paid and non-assessable. There are no Contracts relating to the issuance, sale or transfer of any shares of capital stock or other securities of the Target. Except as set forth in Schedule 5.3, there are no outstanding subscriptions, calls, commitments, warrants or options for the purchase of shares of any capital stock or other securities of the Target or any securities convertible into or exchangeable for shares of capital stock or other securities issued by the Target, or any other commitments of any kind for the issuance of additional shares of capital stock or other securities issued by the Target. None of the outstanding capital stock or equity interests or other securities of the Target (including the Target Stock) was issued in violation of the Securities Act or any other Legal Requirement. There are no shareholders agreements, voting trusts, proxies or similar agreements to which any of the Shareholders is a party or by which any of the Target Stock is bound.

    (b) Subsidiaries. Target has no Subsidiaries and has no direct or indirect stock or other equity or ownership interest (whether controlling or not), or any Contract to acquire any such interest, in any corporation, association, partnership, joint venture or other Person.

    (c) Target Certificates. None of the Target Certificates has been lost, stolen or destroyed.

    5.4  Financial Statements.

    (a) The Target has delivered to the Parent and the Acquiror:

       (i) unaudited consolidated balance sheets of the Target as of December 31 for each of the fiscal years 1998, 1999 and 2000 and the respective related unaudited statements of income, changes in Shareholders' equity, and cash flows, including in each case the notes thereto, for each of the fiscal years then ended; and

      (ii) the August 31 Unaudited Balance Sheet, and the related unaudited statements of income, changes in Shareholders' equity, and cash flows for the period ended August 31, 2001, including in each case the notes thereto (collectively with the materials described in clauses (i) and (ii) above, the "Financial Statements"). The Financial Statements fairly and accurately present the financial condition and the results of operations, income, expenses, assets, liabilities, changes in Shareholders' equity, and cash flows of the Target as of the respective dates of, and for the periods referred to in, the Financial Statements, all in accordance with GAAP applied consistently throughout the periods involved, except for the absence of footnotes and subject to normal year-end adjustments and presentation items. Except as set forth in Schedule 5.4, no financial statements of any Person other than the Target are required by GAAP to be included in the Financial Statements.

    (b) Since August 31, 2001, there has not been, individually or in the aggregate, any Material Adverse Change in the Target and no event has occurred or circumstance exists that could reasonably be expected to result in such a Material Adverse Change to the Target.

    5.5  Books and Records.  The books of account, minute books, stock record books, and other records of the Target, all of which have been made available to the Parent and the Acquiror, are complete and correct in all material respects and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls, and, with respect to the books of account, fairly and accurately reflect the income, expenses, assets and liabilities of the Target in all material respects. The minute books of the Target contain accurate and complete records of all meetings held of, and corporate action taken by, the shareholders, the board of directors, and committees of the board of directors of the Target, and no significant action of the Target has been taken which is not reflected in such minute books. At the Closing, all of those books and records shall be in the possession of the Target.

    5.6  Title to Properties; Encumbrances.  The Target owns its real property and its material personal property and assets free and clear of Encumbrances, except such Encumbrances which arise in the Ordinary Course of Business and do not materially impair the Target's ownership or use of such property or assets, and all such assets will be owned without any Encumbrances by the Surviving Corporation from and after the Effective Time (other than Encumbrances created by the Surviving Corporation after the Effective Time). Schedule 5.6 lists and describes all real property owned by the Target. Schedule 5.6 contains a complete and accurate list of all real property leases, subleases, licenses, use and occupancy agreements to which the Target is a party or which are used by the Target in the operation of the Business (collectively, "Leases"). All such Leases are legal, valid and binding obligations of the Target and in full force and effect, and from and after the Effective Time, such Leases will continue to be legal, valid and binding obligations of the Surviving Corporation and enforceable by the Surviving Corporation. There are no disputes, defaults, oral agreements or forbearances in effect as to any such Leases. The Target is in material compliance with all of the terms and conditions of such Leases. The Target has, and the Surviving Corporation will continue to have after the Closing, good and valid title to the leasehold estate or other interest created under its respective Leases free and clear of all Encumbrances. Each such Lease grants to the Target, and will continue to grant to the Surviving Corporation after the Closing, the exclusive right to use the property that is the subject of such Lease free and clear of all Encumbrances. The Target owns and, after the Closing, the Surviving Corporation will own all the properties and assets (whether real, personal or mixed and whether tangible or intangible and wherever located) that the Target currently owns or purports to own. The material personal property assets of the Target set forth in the August 31 Unaudited Balance Sheet and the properties owned or leased by the Target as of the date hereof and disclosed to the Parent and the Acquiror are all the assets and properties required to conduct the Business as conducted on the date hereof and as conducted immediately prior to the Effective Time.

    5.7  Condition and Sufficiency of Assets.  The buildings, plants, structures and equipment of the Target are structurally sound and are in such operating condition and repair as is reasonably required to operate the Business. The building, plants, structures and equipment of the Target are adequate for the uses to which they are being (or proposed to be) put, and none of such buildings, plants, structures and equipment of the Target are in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, and equipment of the Target are sufficient for the continued conduct of the business of the Surviving Corporation after the Closing in substantially the same manner as conducted prior to the Closing.

    5.8  Accounts Receivable.  All accounts receivable of the Target that are reflected on the August 31 Unaudited Balance Sheet or on the accounting records of the Target as of the Closing (collectively, the "Accounts Receivable") arose or will have arisen from bona fide sales actually made or services actually performed in the Ordinary Course of Business. Unless paid prior to the Closing, as of the Closing Date the Accounts Receivable will be current and collectible net of the respective reserves shown on the Balance Sheet or on the accounting records of the Target as of the Closing (which reserves (i) are adequate and calculated consistent with past practice, (ii) in the case of reserves as of the Closing, will not represent a lower percentage of the Accounts Receivable as of the Closing than the reserve reflected in the August 31 Unaudited Balance Sheet represented of the Accounts Receivable reflected therein and (iii) will not represent a Material Adverse Change in the composition of such Accounts Receivable in terms of aging or concentration). Subject to such reserves, to the Knowledge of the Target, each of the Accounts Receivable either has been collected or is collectible in full, without any set-off, within ninety (90) days after the day on which it first becomes due and payable. There is no contest, claim or right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of any Accounts Receivable relating to the amount or validity of such Accounts Receivable. Schedule 5.8 contains a complete and accurate list of all Accounts Receivable as of the day immediately prior to the date hereof, which list sets forth the aging of such Accounts Receivable.

    5.9  No Undisclosed Liabilities.  The Target has no Liabilities except for (a) Liabilities reflected or reserved against in the August 31 Unaudited Balance Sheet, and (b) current Liabilities incurred in the Ordinary Course of Business since the date thereof, none of which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Target.

    5.10  Taxes.

    (a) Filing of Tax Returns. The Target has duly and timely filed (or caused to be filed) with the appropriate taxing authorities all Tax Returns required to be filed through the date hereof. All such Tax Returns filed are complete and accurate in all respects. All Taxes owed by the Target (whether or not shown on any Tax Return) have been paid. The Target is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Target does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

    (b) Payment of Taxes. The unpaid Taxes of the Target (i) did not, as of the date of the Financial Statements, exceed the reserve for Tax Liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the August 31 Unaudited Balance Sheet (rather than in any notes thereto), and (ii) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Target in filing its Tax Returns.

    (c) Audits, Investigations, Disputes or Claims. No deficiencies for Taxes have been claimed, proposed or assessed by any taxing or other governmental authority against the Target. There are no pending or, to the Knowledge of the Target or any Shareholder, threatened audits, investigations, disputes or claims or other Actions for or relating to any Liability for Taxes with respect to the Target, and there are no matters under discussion with any governmental authorities, or known to the Target or any Shareholder, with respect to Taxes that are likely to result in an additional Liability for Taxes with respect to the Target. Audits of federal, state and local Tax Returns by the relevant taxing authorities have been completed for the periods set forth in Schedule 5.10 and, except as set forth in such Schedule, neither the Target, any predecessor or any Shareholder has been notified that any taxing authority intends to audit a Tax Return for any other period. The Target has delivered to Parent complete and accurate copies of federal, state and local Tax Returns of the Target and any predecessors for the years ended December 31, 1997, 1998, 1999 and 2000, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by the Target since December 31, 1995. The Target has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. No power of attorney granted by the Target with respect to any Taxes is currently in force.

    (d) Lien. There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) on any of the assets of the Target or any shares of Target Stock.

    (e) Tax Elections. All elections with respect to Taxes affecting the Target or its assets, as of the date hereof are set forth in Schedule 5.10. The Target has not: (i) consented at any time under Section 341(f)(1) of the Code to have the provisions of Section 341(f)(2) of the Code apply to any disposition of any of its assets; (ii) agreed, or is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (iii) made an election, or is required, to treat any of its assets as owned by another Person pursuant to the provisions of former Section 168(f) of the Code or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; (iv) acquired and does not own any assets that directly or indirectly secure any debt the interest on which is tax exempt under Section 103(a) of the Code; (v) made or will not make a consent dividend election under Section 565 of the Code; or (vi) made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable state or local Tax provision.

    (f)  Prior Affiliated Groups. The Target is not and has never been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or any group that has filed a combined, consolidated or unitary Tax Return.

    (g) Other Entity Liability. The Target has no Liability for the Taxes of any Person (other than the Target or the respective Subsidiary) (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.

    (h) Tax Sharing Agreements. There are no Tax-sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving the Target or any of its assets or Business, and after the Closing Date, the Target, its assets, and its Business shall not be bound by any such Tax-sharing agreements or similar arrangements or have any Liability thereunder for amounts due in respect of periods prior to the Closing Date.

    (i)  Partnerships, Single Member LLCs, CFCs and PHCs. The Target (i) is not subject to any joint venture, partnership, or other arrangement or contract which is treated as a partnership for Tax purposes, (ii) does not own a single member limited liability company which is treated as a disregarded entity, (iii) is not a shareholder of a "controlled foreign corporation" as defined in Section 957 of the Code (or any similar provision of state, local or foreign law) and (iv) is not a "personal holding company" as defined in Section 542 of the Code (or any similar provision of state, local or foreign law).

    (j)  No Withholding. The Target has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897 of the Code, and none of the Shareholders is a "foreign person" as defined in Section 1445(f)(3) of the Code. The Target has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. The transactions contemplated herein are not subject to the tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other provision of law.

    (k) International Boycott. The Target has never participated in and is not participating in an international boycott within the meaning of Section 999 of the Code.

    (l)  Permanent Establishment. The Target does not have and has never had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country.

    (m) Parachute Payments. The Target is not a party to any agreement, Contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

    (n) Tax-Free Distributions. The Target has not constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement, or (ii) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) that includes the Merger.

    (o) S Corporation Election. The Target has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code at all times since January 1, 1996 and the Target will be an S corporation up to and including the day before the Closing Date.

    (p) Qualified Subchapter S Subsidiaries. Schedule 5.10 identifies each Subsidiary of the Target that is a "qualified subchapter S subsidiary" within the meaning of Section 1361(b)(3)(B) of the Code. Each

Subsidiary so identified has been a qualified subchapter S subsidiary at all times since the date shown on such schedule up to and including the day before the Closing Date.

    (q) Section 1374 of the Code. The Target would not be liable for any Tax under Section 1374 of the Code if its assets (or the assets of any qualified subchapter S subsidiary) were sold for their fair market value as of the Closing Date. The Target has not, in the past 10 years, (A) acquired assets from another corporation in a transaction in which the Target's Tax basis for the acquired assets was determined, in whole or part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (B) acquired the stock of any corporation which is a qualified subchapter S subsidiary.

    5.11  Tax-Free Reorganization.

    (a) Assets. At the Effective Time, the Target will hold at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets held immediately prior to the Effective Time. For purposes of this representation, amounts paid by the Target to dissenting Shareholders, amounts used by the Target to pay Merger expenses, amounts paid by the Target to redeem stock, securities, warrants or options of the Target as part of any overall plan of which the Merger is part, and amounts distributed by the Target to Shareholders (except for any regular, normal dividends) as part of an overall plan of which the Merger is a part, in each case will be treated as constituting assets of the Target immediately prior to the Effective Time.

    (b) Business. The Target currently conducts a business. Such business is the Target's "historic business" within the meaning of Treasury Regulations Section 1.368-1(d), and no assets of the Target have been sold, transferred, or otherwise disposed of that would prevent Parent from continuing the "historic business" of the Target or from using a "significant portion" of the Target's "historic business assets" in a business following the Merger, as such terms are used in Treasury Regulations Section 1.368-1(d).

    (c) Redemptions and Distributions. Neither the Target nor any person related to the Target within the meaning of Treasury Regulations Sections 1.368-1(e)(3), (e)(4) and (e)(5) has purchased, redeemed or otherwise acquired, or made any distributions with respect to, any of the Target's stock prior to or in contemplation of the Merger, or otherwise as part of a plan of which the Merger is a part.

    (d) Continuity of Interest. As of the Effective Time, the portion of the Initial Stock Consideration not deposited into escrow pursuant to Section 2.6 of this Agreement shall have a value of not less than forty-two percent (42%) of the aggregate value as of such time of such Stock Consideration, the total Cash Consideration payable to all Shareholders, the Initial Supplemental Stock Consideration and the maximum amount of Additional Supplemental Stock Consideration payable pursuant to Section 2.7 of this Agreement, the Cash Flow Payment payable to the Shareholders pursuant to Section 3.1 of this Agreement, the Earnout Payments payable to the Shareholders pursuant to Section 3.5 of this Agreement, and any indebtedness owed by the Shareholders to the Target that is forgiven as part of an overall plan of which the Merger is a part.

    (e) Investment Company. The Target is not an investment company, as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

    (f)  Title 11. The Target is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

    (g) Intercorporate Indebtedness. At the Effective Time, there will be no intercorporate indebtedness existing between Parent or Acquiror and the Target that was issued or acquired, or will be settled, at a discount.

    (h) Liabilities. The liabilities of the Target assumed by Acquiror and the liabilities to which the transferred assets are subject were incurred by the Target in the ordinary course of its business.

    (i)  Value of Transferred Assets. The fair market value of the assets of the Target transferred to Acquiror will equal or exceed the sum of the liabilities assumed by Acquiror, plus the amount of liabilities, if any, to which the transferred assets are subject.

    (j)  Merger Expenses. The Target will pay its expenses, if any, incurred in connection with the Merger.

    5.12  Employee Benefits.

    (a) Schedule 5.12:

       (i) contains a complete and accurate list of all Plans and Other Benefit Obligations of the Target;

      (ii) contains a complete and accurate list of (A) all ERISA Affiliates of the Target, and (B) all Plans of which any such ERISA Affiliate is or was a Plan Sponsor, in which any such ERISA Affiliate participates or has participated, or to which any such ERISA Affiliate contributes, has contributed or has incurred an obligation to contribute; and

      (iii) sets forth the financial cost of all obligations owed under any Plan or Other Benefit Obligation of the Target.

    (b) The Target has delivered to the Parent and the Acquiror:

       (i) all documents that set forth the terms of each Plan and Other Benefit Obligation of the Target and of any related trust, including (A) all plan descriptions and summary plan descriptions of the Plans of the Target for which the Target is required to prepare, file, and distribute plan descriptions and summary plan descriptions, and (B) all summaries and descriptions furnished to participants and beneficiaries regarding the Plans and the Other Benefit Obligations of the Target for which a plan description or summary plan description is not required;

      (ii) all personnel, payroll and employment manuals and policies of the Target;

      (iii) a written description of any Plan or Other Benefit Obligation of the Target that is not otherwise in writing;

      (iv) all registration statements filed with respect to any Plan or Other Benefit Obligation of the Target;

      (v) all insurance policies purchased by or to provide benefits under any Plan or Other Benefit Obligation of the Target;

      (vi) all Contracts with third party administrators, actuaries, investment managers, consultants and other independent contractors that relate to any Plan or Other Benefit Obligation of the Target;

     (vii) all reports submitted within the four years preceding the date of this Agreement by third party administrators, actuaries, investment managers, consultants or other independent contractors with respect to any Plan or Other Benefit Obligation of the Target;

     (viii) all notifications to Employees of the Target and its ERISA Affiliates of their rights under ERISA § 601 et seq. and IRC §4980B;

      (ix) the Form 5500 filed with respect to each Plan of the Target for the most recent three plan years, including all schedules thereto and the opinions of independent accountants;

      (x) all notices that were given by the Target or any of its ERISA Affiliates or any Plan of the Target to the IRS, the DOL or any participant or beneficiary, pursuant to statute, within the four years preceding the date of this Agreement, including notices that are expressly mentioned elsewhere in this Section 5.12;

      (xi) all notices that were given by the IRS or the DOL to the Target, any of its ERISA Affiliates or any of its Plans within the four years preceding the date of this Agreement; and

     (xii) the most recent IRS determination letter for each Qualified Plan which is a Plan of the Target.

    (c) Except as set forth in Schedule 5.12:

       (i) The Target has performed all of its obligations under all the Plans and Other Benefit Obligations currently or previously sponsored, maintained or contributed to by the Target or with respect to which the Target has or had an obligation to contribute. The Target has made appropriate entries in its financial records and statements for all obligations and liabilities under such Plans and Other Benefit Obligations that have accrued but are not due.

      (ii) Neither the Target nor any of its ERISA Affiliates sponsors or maintains, previously sponsored or maintained, contributes or contributed to, or has or at any time had any obligation to contribute to any Qualified Plan, Title IV Plan, Multiemployer Plan or VEBA.

      (iii) No statement, either written or, to the Knowledge of the Target, oral, has been made by the Target to any Person with regard to any Plan or Other Benefit Obligation that was not in accordance with the Plan or Other Benefit Obligation and that could have a materially adverse economic consequence to the Target.

      (iv) The Target, with respect to all of its Plans and Other Benefit Obligations is, and each such Plan and Other Benefit Obligation is, to the extent applicable, in full compliance with ERISA, the IRC, and any other applicable Legal Requirements including the provisions of such Legal Requirements expressly mentioned in this Section 5.12.

        (1) Neither the Target nor any fiduciary of any Plan which covers or has covered Employees or former Employees of the Target or any of its ERISA Affiliates has engaged in any transaction in violation of ERISA §§ 404 or 406 or any "prohibited transaction," as defined in IRC § 4975(c)(1), or has otherwise violated the provisions of Part 4 of Title I, Subtitle B of ERISA.

        (2) The Target does not have any liability to the IRS with respect to any Plan, including any liability imposed by Chapter 43 of the IRC.

        (3) The Target does not have any liability to the DOL with respect to any Plan or have any liability under ERISA § 502.

        (4) All tax, annual reporting and other governmental filings required by ERISA and the IRC as to each Plan of the Target have been timely filed with the appropriate governmental agency, and all notices and disclosures to participants of such Plans required by either ERISA or the IRC have been timely provided to such participants.

        (5) All contributions and payments made or accrued by the Target and its ERISA Affiliates with respect to all the Plans and Other Benefit Obligations of the Target are deductible under IRC § 162 or § 404. No amount, nor any asset of any Plan of the Target is subject to Tax as unrelated business taxable income.

      (v) Each Plan of the Target can be terminated within thirty (30) days, without payment of any additional contribution or amount and without the vesting or acceleration of any benefits promised by such Plan, other than vesting of any accrued benefits under any Pension Plan.

      (vi) Since August 31, 2001, there has been no establishment or amendment of any Plan or Other Benefit Obligation of the Target.

     (vii) No event has occurred or circumstance exists that could result in a material increase in premium costs of the Plans and Other Benefit Obligations of the Target that are insured or a material increase in benefit costs of such Plans and Other Benefit Obligations that are self-insured.

     (viii) Other than claims for benefits submitted in the ordinary course by participants or beneficiaries, no claim against, or legal proceeding involving, any Plan or Other Benefit Obligation of the Target is pending or, to the Knowledge of the Target, is Threatened.

      (ix) There is no pending or, to the Knowledge of the Target, Threatened proceeding, including any audit or pending voluntary compliance resolution or closing agreement program proceeding, involving any Plan of the Target before the IRS, the DOL or any other governmental authority.

      (x) Each Qualified Plan of the Target is qualified in form and operation under IRC § 401(a) and each trust for each such Plan is exempt from federal income Tax under IRC § 501(a). No event has occurred or circumstance exists that will or could give rise to disqualification or loss of Tax-exempt status of any such Plan or trust. A favorable determination on the qualification of each such Plan has been issued by the IRS to the Plan Sponsor (as defined in ERISA) and the Plan Sponsor, by appropriate corporate action has adopted all amendments requested by the IRS as a condition of the issuance of such determinations.

      (xi) Except to the extent required under ERISA § 601 et seq. and IRC § 4980B, the Target does not provide health or welfare benefits for any retired or former Employee and is not obligated to provide health or welfare benefits to any active Employee following such Employee's retirement or other termination of service.

     (xii) The Target has since January 1, 1996 complied with the provisions of ERISA § 601 et seq. and IRC § 4980B.

     (xiii) No payment that is owed or may become due to any director, officer, Employee or agent of the Target will be non-deductible to the Target or subject to Tax under IRC § 280G or § 4999; nor will the Target be required to "gross up" or otherwise compensate any such Person because of the imposition of any excise Tax on a payment to such Person.

     (xiv) Neither the execution of the Transaction Documents nor the consummation of the Transactions will result in the accrual of additional service, the payment of additional benefits, or acceleration of vesting or payment of any benefit.

     (xv) The Target does not currently sponsor, maintain, contribute to or have an obligation to contribute to, and has not previously, sponsored, maintained, contributed to or had an obligation to contribute to, any Plan or Other Benefit Obligation outside of the United States.

    5.13  Compliance with Legal Requirements; Governmental Licenses and Permits.

    (a) Except as set forth on Schedule 5.13(a): (i) the Target and each of the Shareholders are not, and have not been at any time, in violation of any Legal Requirement applicable to the Target, the Shareholders (solely in their capacities as officers, directors, shareholders or Employees of the Target), the conduct of the Business or the ownership of their assets or property, or by which any of them are bound, except for violations which are not continuing and which, in any event, did not and could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Target; and (ii) no event has occurred or circumstance exists or has been alleged that (with or without notice or lapse of time) may constitute or result in a violation by the Target or any Shareholder of, or a failure on the part of the Target or any Shareholder to comply with, any such Legal Requirement or give rise to any obligation on the part of the Target or any Shareholder to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, except for violations, failures or obligations which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Target.

    (b) The Target holds and is in compliance with, and Schedule 5.13(b) sets forth, all material governmental qualifications, registrations, filings, privileges, franchises, licenses, permits, approvals or authorizations (collectively, the "Licenses") necessary for the lawful conduct and operation of the Business as currently conducted and operated. The Licenses are valid and in full force and effect and, other than as a result of facts or circumstances relating solely to the Parent and the Acquiror and, except as set forth on Schedule 5.13(b), shall remain so for the benefit of the Surviving Corporation immediately following consummation of the Transactions. To the Knowledge of the Target, no Person has alleged any violation or failure to comply by the Target with any License listed or required to be listed on Schedule 5.13(b), and no suspension, cancellation or termination of any such License is Threatened. No event has occurred or circumstance exists that may (with or without notice or lapse of time) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any such License or result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any such License.

    5.14  Absence of Proceeding; Orders.

    (a) There is no pending Proceeding:

       (i) except as set forth on Schedule 5.14, that has been commenced by or against the Target or any Shareholder, or to the Knowledge of the Target, that otherwise relates to or may affect the Business, or any of the assets or property owned or used by the Target; or

      (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions.

    No such Proceeding has been Threatened and, to the Knowledge of the Target, no event has occurred or circumstance exists that (with or without notice or lapse of time) may give rise to or serve as a basis for the commencement of any such Proceeding. The Shareholders have delivered to the Parent and the Acquiror copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Schedule 5.14. The Proceedings listed in Schedule 5.14 could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Target or on its ability to operate or conduct its business or own or use its assets after the Closing.

    (b) Except as set forth in Schedule 5.14:

       (i) there is no Order to which the Target or any of the assets owned or used by the Target, is subject;

      (ii) the Shareholders are not subject to any Order that relates to the Shareholders (solely in their capacities as officers, directors, shareholders or Employees of the Target) or the Business or any of the assets owned or used by the Target; and

      (iii) no officer, director, agent or Employee of the Target is subject to any Order that prohibits such officer, director, agent or Employee from engaging in or contributing any conduct, activity or practice relating to the Business.

    5.15  Absence of Certain Changes and Events.

    Except as set forth in Schedule 5.15, since August 31, 2001, the Target has conducted its business only in the Ordinary Course of Business and there has not been any:

      (a) (i) change in authorized or issued capital stock of the Target; (ii) grant of any stock option or warrant or right to purchase shares of capital stock of the Target; (iii) issuance of any security convertible into or exchangeable for such capital stock; (iv) grant of any registration rights; (v) purchase, redemption, retirement or other acquisition by the Target of any shares of any such capital stock; or (vi) declaration or payment of any dividend or other distribution or payment in respect of such shares of capital stock;

      (b) amendment to the Organizational Documents of the Target;

      (c) payment or increase by the Target of any bonuses, salaries or other compensation (including management or other similar fees) to any shareholder, director, officer or entry into any employment, severance or similar Contract with any director, officer or Employee;

      (d) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, severance or other employee benefit plan for or with any of the Employees of the Target or any increase in the payment to or benefits under any Plan or Other Benefit Obligation for or with any employees of the Target;

      (e) damage to or destruction or loss of any asset or property of the Target, whether or not covered by insurance, that could have a Material Adverse Effect on the Target;

      (f)  entry into, termination or acceleration of, or receipt of notice of termination of (i) any material license, distributorship, dealer, sales representative, joint venture, credit or similar agreement or (ii) any Contract or transaction involving a Liability by or to the Target of at least $5,000;

      (g) sale (other than sales of inventory in the Ordinary Course of Business), lease or other disposition of any asset or property of the Target;

      (h) mortgage, pledge or imposition of any Lien or other Encumbrance on any asset or property of the Target, including the sale, lease or other disposition of any of the Intellectual Property Assets;

      (i)  delay or failure to repay when due any obligation, including without limitation, accounts payable and accrued expenses;

      (j)  accrual of any expenses except for such accruals in the Ordinary Course of Business;

      (k) capital expenditures individually or in the aggregate in excess of $5,000;

      (l)  cancellation, waiver or settlement of any claims or rights with a value to the Target in excess of $5,000;

      (m) payment, discharge or satisfaction of any Liability by the Target, other than the payment, discharge or satisfaction of Liabilities in the Ordinary Course of Business;

      (n) incurrence of or increase in, any Liability, except in the Ordinary Course of Business, or any accelerated or deferred payment of or failure to pay when due, any Liability;

      (o) loan to, or any agreement with, any Employee (other than the Employment Agreements);

      (p) failure to preserve intact the current business organization of the Target, keep available the services of its current officers, Employees and agents and maintain the relations and good will with its landlords and Employees and its material suppliers, customers, creditors, agents and others having business relationships with them;

      (q) change in the accounting methods used by the Target;

      (r) extension granted or waiver of a statute of limitations with respect to Taxes or settlement or compromise any federal, state, local or foreign claim or Liability for Taxes, filing of any amended material Tax Return, entrance into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax, or surrender of any right to claim a Tax refund, or Tax election made or changed (including, but not limited to, the revocation of the Target's election to be taxed as an S corporation within the meaning of Sections 1361 and 1362 of the Code, and any action (other than as contemplated by this Agreement) either taken or allowed by either the Target or any of the Shareholders that would result in the termination of the Target's status as a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code); or

      (s) agreement, whether oral or written, by the Target or the Shareholders with respect to or to do any of the foregoing.

    5.16  Contracts; No Defaults.

    (a) Schedule 5.16 contains a complete and accurate list, and the Target has made available to the Parent and the Acquiror true and complete copies, of:

       (i) each Applicable Contract that involves or will involve performance of services, delivery of goods or payment of funds by the Target of an amount or value, individually or, for a series of related Applicable Contracts, in the aggregate, in excess of $5,000;

      (ii) each Applicable Contract that involves performance of services, delivery of goods or materials or payment of funds to the Target during any twelve (12) month period of an amount or value, individually or, for a series of related Applicable Contracts, in the aggregate, in excess of $5,000;

      (iii) each Applicable Contract that was not entered into in the Ordinary Course of Business;

      (iv) each lease, rental or occupancy agreement, license, installment and conditional sale agreement of the Target and each other Applicable Contract, in each case affecting the ownership of, title to, use of, occupancy, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $5,000 and with terms of less than one year);

      (v) each licensing agreement of the Target and each other Applicable Contract, in each case with respect to Intellectual Property, including agreements with current or former Employees, consultants or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;

      (vi) each collective bargaining agreement of the Target and each other Applicable Contract, in each case to or with any labor union or other Employee representative of a group of Employees and each other written or oral employment or consulting agreement with any Employees or consultants (other than the Employment Agreements);

     (vii) each joint venture or partnership of the Target (however named) and each other Applicable Contract, in each case involving a sharing of profits, losses, costs or Liabilities by the Target with any other Person;

     (viii) each Applicable Contract containing covenants that in any way purport to restrict the business activity of the Target or any of its Affiliates or limit the freedom of the Target or any of its Affiliates to engage in any line of business or to compete with any Person or pursuant to which any benefit is required to be given or lost as a result of so engaging or competing;

      (ix) each Applicable Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;

      (x) each power of attorney granted by or to the Target that is currently, or will be at the Closing, effective and outstanding, originals of which shall be delivered to the Parent and the Acquiror on or prior to the Closing;

      (xi) each Applicable Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by the Target to be responsible for incidental, consequential, punitive or special damages;

     (xii) each Applicable Contract for capital expenditures in excess of $5,000;

     (xiii) each Applicable Contract which, to the Knowledge of the Target, will, or could reasonably be expected to, result in a loss to the Target in excess of $5,000;

     (xiv) each Applicable Contract in effect presently or during the last twelve (12) months between the Target and its former or current Shareholders, directors, officers, agents and Employees;

     (xv) each written warranty, guaranty, and or other similar undertaking with respect to contractual performance in excess of $5,000 extended by the Target, other than in the Ordinary Course of Business;

     (xvi) each employment or severance agreement or similar arrangement that provides any obligations (absolute or contingent) for the Target or any other Person to make any payment to any officer, director, or Employee or shareholder of the Target after termination;

    (xvii) each Contract with (i) any stockholder of the Target, (ii) any affiliate of the Target, (iii) any current or former director, officer, employee or consultant of the Target (other than employment agreements referred to in Section 5.16(a)(xvi));

    (xviii) each license or franchise granted by the Target or the Shareholders pursuant to which the Target has agreed to refrain from granting license or franchise rights to any other Person;

     (xix) each Contract under which the Target has incurred any indebtedness that is currently owing or given any guarantee in respect of indebtedness;

     (xx) each Contract creating or granting a Lien (including Liens upon properties acquired under conditional sales, capital leases or other title retention or security devices);

     (xxi) each material Contract that requires consent, approval or waiver of, or notice to, a Governmental Body or other third party in the event of or with respect to the Merger or the transactions contemplated by this Agreement, including in order to avoid termination of or loss of a material benefit under any such Contract;

    (xxii) Contract providing for future performance by the Target in consideration of amounts previously paid to the Target;

    (xxiii) each Contract containing (whether in the Contract itself or by operation of law) any provisions (w) dealing with a "change of control" or similar event with respect to the Target, (x) prohibiting or imposing any restrictions on the assignment of all or any portion thereof by the Target to any other Person (without regard to any exception permitting assignments to subsidiaries or affiliates), or (y) having the effect of providing that the consummation of any of the transactions contemplated by this Agreement or the execution, delivery or effectiveness of this Agreement or any of the other Transaction Documents will conflict with, result in a violation or breach of, or constitute a default under (with or without notice or lapse of time or both), such Contract or give rise under such Contract to any right of, or result in, a termination, right of first refusal, amendment, revocation, cancellation or acceleration, or loss of material benefit, or to any increased, guaranteed, accelerated or additional rights or entitlements or any person or (z) having the effect of providing that the consummation of any of the transactions contemplated by this Agreement or any of the other Transaction Documents or the execution, delivery or effectiveness of this Agreement or any of the other Transaction Documents will require that a third party be provided with access to source code or that any source code be released from escrow and provided to any third party;

    (xxiv) each Contract granting the other party to such Contract or a third party "most favored nation" status that, following the Merger, would in any way apply to the Parent or any of its Subsidiaries (other than the Target);

    (xxv) each Contract containing any "non-solicitation" or similar provision that restricts the Target;

    (xxvi) each Contract entered into in the last five years in connection with the settlement or other resolution of any suit, claim, action, investigation or proceeding; and

   (xxvii) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

    Schedule 5.16 sets forth reasonably complete details concerning the Contracts set forth therein, including the parties to the Contracts, the amount of the remaining commitment of the Target under the Contracts, if applicable, and the place where details relating to the Contracts are located.

    (b) Except as set forth in Schedule 5.16, no Shareholder (or a Related Person of any Shareholder) has or may acquire any rights under, and no Shareholder has or may become subject to, any obligation or liability under any Contract that relates to the business of, or any of the assets owned or used by, the Target;

    (c) Except as set forth in Schedule 5.16, each Contract identified or required to be identified in Schedule 5.16 is in full force and effect, is legal, valid, binding and enforceable in accordance with its terms against the Target and, to the Knowledge of the Target, against all of the parties thereto, and may be fully enforced against the parties thereto by the Surviving Corporation from and after the date of the Closing.

    (d) Except as set forth in Schedule 5.16:

       (i) the Target is, and at all times, has been, in material compliance with all terms and requirements of each Contract identified or required to be identified on Schedule 5.16;

      (ii) to the Knowledge of the Target, each other Person that has or had any obligation or Liability under any Applicable Contract identified or required to be identified on Schedule 5.16 is, and at all times has been, in material compliance with all terms and requirements of such Applicable Contract;

      (iii) to the Knowledge of the Target, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give the Target or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Contract identified or required to be identified on Schedule 5.16; and

      (iv) the Target has not given to or received from any other Person, at any time since January 1, 1996, any written or, to the Knowledge of the Target, other notice or communication regarding any actual, alleged, possible or potential violation or breach of, or default under, any Contract identified or required to be identified in Schedule 5.16.

    (e) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Target under current or completed Contracts with any

Person, and to the Knowledge of the Target, no such Person has made any demand for such renegotiation. No such Person has made any demand for such renegotiation on any Shareholder.

    (f)  The Contracts relating to the provision of products or services by the Target have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

    5.17  Insurance.

    (a) The Target has delivered to Parent and Acquiror:

       (i) a true and complete list of all insurance policies in force and providing coverage for the Target or any of its directors, officers or employees;

      (ii) true and complete copies of all pending applications for policies of insurance; and

      (iii) any statements by the auditor of the Financial Statements with regard to the adequacy of such entity's coverage or of the reserves for claims.

    (b) Schedule 5.17 describes:

       (i) any self-insurance arrangement by or affecting the Target, including any reserves established thereunder; and

      (ii) any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by the Target.

    (c) Schedule 5.17 sets forth, by year, for the current policy year and each of the three preceding policy years, a summary of the loss experience under each policy.

    (d) Except as set forth in Schedule 5.17:

       (i) all policies to which the Target is a party or that provide coverage to the Target or any of its directors, officers or employees:

        (A) are valid, outstanding and enforceable;

        (B) to the Knowledge of the Target, are issued by an insurer that is financially sound and reputable;

        (C) taken together, provide adequate insurance coverage for the assets and the operations of the Target;

        (D) are sufficient for compliance with all Legal Requirements and Contracts to which the Target is a party or by which it is bound;

        (E) will continue for the benefit of the Surviving Corporation in full force and effect following the consummation of the Transactions; and

        (F) do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Target.

      (ii) The Target has not received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

      (iii) The Target has paid all premiums due, and has otherwise performed all of its obligations, under each policy to which the Target is a party or that provides coverage to the Target or any of its officers or directors.

      (iv) The Target has complied with all notice of claims provisions under each policy.

    5.18  Environmental Matters.

    Except as set forth in Schedule 5.18:

      (a) The Target and the Facilities are, and at all times have been, in full compliance with, and have not been and are not in violation of or liable under, any Environmental Law. Neither the Target nor any Shareholder has any basis to expect, nor has any of them or any other Person for whose conduct the Target is or may be held to be responsible received, any actual or, to the Knowledge of the Target, Threatened order or written or other notice or communication (including but not limited to notices of violations, consent decrees, judgments, judicial or administrative orders or Liens) from (i) any Governmental Body or third party or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal or mixed) in which the Target has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used or processed by the Target or any other Person for whose conduct the Target is or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled or received.

      (b) There are no pending or, to the Knowledge of the Target, Threatened material claims or material restrictions or any Encumbrances of any nature (including but not limited to notices of violations, consent decrees, judgments, judicial or administrative orders or Liens), resulting from any Environmental, Health and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal or mixed) in which the Target has or had an interest.

      (c)Neither the Target nor any other Person for whose conduct the Target is or may be held responsible, has received any citation, directive, inquiry, notice, Order, summons, warning or other communication from any Governmental Body or owner or occupier of real property that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual or potential violation or failure to comply with any Environmental Law, or of any alleged, actual or potential obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal or mixed) in which the Target has or had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used or processed by the Target or any other Person for whose conduct the Target is or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled or received.

      (d) Neither the Target nor any other Person for whose conduct the Target is or may be held responsible, has any Environmental, Health, and Safety Liabilities with respect to the Facilities or, to the Knowledge of the Target, with respect to any other properties and assets (whether real, personal or mixed) in which the Target (or any predecessor), has or had an interest, or at any property geologically or hydrologically adjoining the Facilities or any such other property or assets.

      (e) There are no Hazardous Materials present on or in the Environment at the Facilities or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, dumps or any other part of the Facilities or such adjoining property, or incorporated into any structure therein or thereon. Neither the Target nor any other Person for whose conduct the Target is or may be held responsible, or, to the Knowledge of the

  Target, any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real, personal or mixed) in which the Target has or had an interest.

      (f)  There has been no Release or, to the Knowledge of the Target, Threat of Release, of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used or processed from or by the Facilities, or from or by any other properties and assets (whether real, personal or mixed) in which the Target has or had an interest, or, to the Knowledge of the Target, any geologically or hydrologically adjoining property, whether by the Target or any other Person.

      (g) The Target and the Facilities have all Environmental Permits required under any Environmental Law relating to the Target and each Facility is in compliance with all such Environmental Permits.

      (h) The Target does not manufacture or distribute any product in the State of California which requires the warning mandated by the California Safe Drinking Water and Toxic Enforcement Act of 1986 ("Proposition 65"), California Health and Safety Code § 25249.5 et seq.

      (i)  The Shareholders have delivered to the Parent and the Acquiror true, complete and correct copies and results of any reports, studies, analyses, recommendations, tests or monitoring possessed or initiated by the Target pertaining to the Environment, Hazardous Materials or Hazardous Activities in, on or under the Facilities or concerning compliance by the Target, or any other Person for whose conduct it is or may be held responsible, with Environmental Laws. Labor and Employee Relations

    5.19  Labor and Employee Relations.  The Target is not and has never been throughout the period of operation of the Target (and no predecessor corporation or other entity has been) a party to any collective bargaining or other labor Contract. There has not been, and there is not presently pending or existing, and, to the Knowledge of the Target, there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, lock-out or Employee grievance process, (b) any Proceeding against or affecting the Target relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an Employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable Governmental Body, organizational activity or other labor or employment dispute against or affecting the Target or any of its premises or (c) any application for certification of a collective bargaining agent. To the knowledge of the Target, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any Employees by the Target, and no such action is contemplated by the Target. The Target has complied with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar Taxes, occupational safety and health, and plant closing. The Target is not liable for the payment of any compensation, damages, Taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements. Schedule 5.19 sets forth the names of all Persons employed by the Target who are expected to receive more than $50,000 annualized cash compensation for the 2002 calendar year as a result of employment with or services rendered to the Target (including without limitation, salary, commission and bonus) and who are expected to be employed by the Target on the Closing Date. To the Knowledge of the Target, no Employee, officer or director of the Target is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such Employee, director or officer and any other Person ("Proprietary Rights Agreement") that in any way materially adversely affects or will affect (i) the performance of such Employee's duties as an Employee, director or officer of the Target, or (ii) the ability of the Target to conduct its business, including any Proprietary Rights Agreement with the Shareholders or the Target by any such Employee, director or officer. To the Knowledge of the Target, no director, officer, or other key Employee of the Target intends to terminate his employment with the Target.

    5.20  Intellectual Property.

    (a) Schedule 5.20(a) sets forth an accurate and complete list of all Intellectual Property and an accurate and complete list of all jurisdictions where the Intellectual Property is registered or protected or where applications have been filed, together with all patent, registration and applications numbers. Other than the Intellectual Property, no intellectual property or other proprietary right is necessary for the operation or conduct of the Business (as presently conducted and proposed to be conducted).

    (b) Except as set forth in Schedule 5.20(b), the Target owns exclusively and has the exclusive and unrestricted right to use the Intellectual Property, free and clear of all Encumbrances. Except as set forth in Schedule 5.20(b), (i) the Intellectual Property, and the operation and conduct of the Business (as presently conducted and proposed to be conducted), do not infringe upon, violate or misappropriate the rights of any Person, and (ii) the Intellectual Property (including the validity and title thereto) has not been questioned in or the subject of any prior Proceeding to which the Target or any of the Shareholders is a party or, to the Knowledge of the Target, any other Proceeding, is not being questioned in or the subject of any such pending Proceeding, and, to the Knowledge of the Target, is not the subject of any threatened or proposed Proceeding. The consummation of the Transactions contemplated hereby will not result in the loss or impairment of any of the Intellectual Property, or any right pertaining thereto. The Target is not aware of any infringement or unauthorized use by any Person of any of the Intellectual Property.

    (c) Schedule 5.20(c) sets forth an accurate and complete list of all IP Contracts. All IP Contracts are legal, valid, binding, enforceable and in full force and effect and, upon consummation of the transactions contemplated by this Agreement, will continue to be legal, valid, binding, enforceable and in full force and effect on terms identical to those in effect as of the date of this Agreement. Neither the Target nor, to its Knowledge, any other party thereto is in breach or default under any IP Contract or has failed to perform any act or omitted to perform any act which, with notice or lapse of time or both, will become a material breach or default thereunder, or has given notice of termination or repudiated any provision thereof. The Target has not granted any sublicense or similar right with respect to any IP Contract. There are no outstanding and, to the Knowledge of the Target, no Threatened disputes or disagreements with respect to any IP Contract.

    (d) The Target has taken reasonable precautions and security measures to protect the secrecy, confidentiality and value of all trade secrets included within the Intellectual Property, including without limitation entering into written agreements with its employees and other persons who may have participated in the development, discovery or invention of any trade secret, or have knowledge of or access to any trade secret, which such agreements provide for the non-disclosure and non-use of the trade secrets and confidential information, and the assignment of all rights in and to the same to the Target.

    5.21  Certain Payments.  Neither the Target, nor the Shareholders, nor any of the Target's directors, officers, agents or Employees or, to the Knowledge of the Target, any other Person affiliated with or acting for or on behalf of the Shareholders or the Target, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Target or any of its Affiliates in violation of any Legal Requirement, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Target in violation of any Legal Requirement. None of the Shareholders and no officer or director of the Target has ever

(A) been convicted of or entered a plea of guilty or nolo contendere to any felony or crime of moral turpitude, (B) been incarcerated in any federal, state or local penal institution or similar institution in any foreign country or (C) entered into an Order or settlement agreement with any Governmental Body with respect to any activities which would or could constitute a breach or violation of any Legal Requirement. The assets of the Target and the Target Stock are not subject to seizure by any Governmental Body or any other Person.

    5.22  No Other Agreements to Sell Assets or Capital Stock of the Target.  Neither the Target, nor any of its shareholders, officers, directors or Affiliates has any commitment or legal obligation, absolute or contingent, to any other Person or firm, other than as contemplated by the Transactions, to sell, assign, transfer or effect a sale of any of the assets of the Target (other than sales of inventory and other assets that, individually or in the aggregate, are not material, in each case in the Ordinary Course of Business), to sell or effect a sale of any of the capital stock of the Target, to effect any merger, acquisition, consolidation, recapitalization, liquidation, dissolution or other reorganization of the Target, to enter into any Proposed Acquisition Transaction or to enter into any agreement or cause the entering into of an agreement with respect to any of the foregoing.

    5.23  Relationships with Related Parties.  Except as set forth in Schedule 5.23, neither the Target, nor any of its Related Persons owns or has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with the Target other than business dealings or transactions conducted in the Ordinary Course of Business with the Target at substantially prevailing market prices and on substantially prevailing market terms, in each case that would be obtained in an arms-length transaction with an unaffiliated third party or (ii) engaged in a business competing with the Target or the Surviving Corporation with respect to any line of the products or services of the Target in any market presently served by the Target. Except as set forth in Schedule 5.23, no Related Person of the Target is a party to any Contract with, or has any claim or right against, the Target.

    5.24  Customers and Suppliers.  Schedule 5.24 contains a complete and accurate list of the fifteen (15) largest suppliers and fifteen (15) largest customers of the Target (based upon dollars billed by the Target), during the Target's last fiscal year, showing the approximate total billings by the Target from each such customer, and the total amounts paid by each such customer in respect thereof, during such fiscal year. Since December 31, 2000, there has been no adverse change in the business relationship with any suppliers or customer named in Schedule 5.24 or required to be named therein, and, to the Knowledge of the Target, no threat or indication that any such change is reasonably foreseeable.

    5.25  Bank Accounts.  Schedule 5.25 sets forth an accurate and complete list showing the name and address of each bank in which the Target has any account, safe deposit box, borrowing arrangement or certificate of deposit, the number of any such account or any such box and the names of all Persons authorized to draw thereon or to have access thereto.

    5.26  Brokers and Finders; Advisors.  The Target, the Shareholders and their respective agents have incurred no obligation or Liability for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement. The Shareholders agree to indemnify Parent against and to hold Parent harmless from, any claims for brokerage or similar commission or other compensation which may be made against the Parent, the Acquiror or any other Parent Indemnified Party by any third party in connection with the Transactions, which claim is based upon such third party having acted as broker, finder, investment banker, advisor, consultant or appraiser or in any similar capacity on behalf of either of the Shareholders or any of their Affiliates.

    5.27  Disclosure.  No statement or information contained in this Agreement or any other Transaction Document or any other document, certificate or statement furnished to the Parent or the Acquiror pursuant to any Transaction Document by or on behalf of the Target or any Shareholder contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

    5.28  Acquisition of Parent Stock.

    (a) Each of the Shareholders understands that (i) except as provided in the Registration Rights Agreement, the Stock Consideration and any other Parent Common Stock issuable as Merger Consideration pursuant to Article III of this Agreement (collectively, the "Parent Equity Securities") will not be registered under the Securities Act, nor qualified under the securities laws of any other jurisdiction, (ii) the Parent Equity Securities cannot be resold unless they are subsequently registered under the Securities Act and qualified under applicable state securities laws or foreign securities laws, unless exemptions from such registration and qualification requirements are available, (iii) except as provided in the Registration Rights Agreement, the Shareholders have no right to require such registration or qualification, and (iv) each certificate evidencing shares of Parent Equity Securities shall include the following legend:

    THE SECURITIES EVIDENCED HEREBY HAVE BEEN ISSUED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") AND MAY NOT BE SOLD, OFFERED FOR SALE, TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS EITHER (i) THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL, IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED IN CONNECTION WITH SUCH SALE, OFFER FOR SALE, TRANSFER, PLEDGE OR HYPOTHECATION OR (ii) SUCH SALE, OFFER FOR SALE, TRANSFER, PLEDGE OR HYPOTHECATION HAS BEEN REGISTERED UNDER THE ACT.

    (b) The Parent Equity Securities to be received by the Shareholders pursuant to this Agreement will be acquired for the Shareholders' own accounts and not with a view to, or intention of, distribution thereof in violation of the Securities Act, any applicable state securities laws or foreign securities laws, and the Parent Equity Securities will not be disposed of in contravention of the Securities Act or any applicable state securities laws or foreign securities laws. Each of the Shareholders represents and warrants that he or she has no agreement, or other arrangement, formal or informal, with any Person to sell, transfer or pledge any part of the Parent Equity Securities or which would guarantee to him or her any profit, or protect him or her against any loss, with respect to this investment and each of the Shareholders has no plans to enter into any such agreement or arrangement.

    (c) Each of the Shareholders is an accredited investor as such term is defined in Rule 501 of Regulation D of the Securities Act, has substantial knowledge and experience in financial and business matters, has specific experience making investment decisions of a similar nature, and is capable, without the use of a financial advisor, of utilizing and analyzing the information made available in connection with the acquisition of the Parent Equity Securities under this Agreement and of evaluating the merits and risks of an investment in the Parent Equity Securities. The Shareholders will provide the Parent, upon request, with such information concerning any prior investment experience and other information as the Parent may deem necessary to further evaluate the foregoing representations.

    (d) Each of the Shareholders has carefully reviewed and understands the risks of, and other considerations relating to, an investment in the Parent Equity Securities.

    (e) Each of the Shareholders is able to bear the economic risk of his investment in the Parent Equity Securities for an indefinite period of time because (i) there is no assurance that the business of the Parent will be economically successful and (ii) the Parent Equity Securities have not been registered under the Securities Act and, therefore, cannot be sold or offered for sale unless subsequently registered under the Securities Act or an exemption from such registration is available. Each of the Shareholders is also familiar with the provisions of the bylaws of the Parent relating to management of the Parent and the election of new members to the Parent's board of directors.

    (f)  Each of the Shareholders has had on opportunity to ask questions and receive answers concerning the terms and conditions of the offering of the Parent Equity Securities, has had full access to such other information concerning the Parent as each of the Shareholders has requested (including, without limitation, the information contained in the Parent's publicly available filings with the Securities and Exchange Commission) and has not received and is not relying upon any written offering literature or prospectus. Without limiting the generality of the foregoing, each of the Shareholders has been provided a copy of the articles of incorporation and the bylaws of the Parent and the Registration Rights Agreement, has had an opportunity to review and ask questions and receive satisfactory answers concerning the terms and conditions of the articles of incorporation, the bylaws and the Registration Rights Agreement and is not relying upon any oral representations which are in any manner inconsistent with the written information contained in such documents.

    (g) None of the Shareholders or any of their respective affiliates or Representatives has issued, sold or offered any security of the Target to any Person under circumstances that would cause the sale of the Target Shares, as contemplated by this Agreement, to be subject to the registration requirements of the Securities Act. None of the Shareholders and none of their respective affiliates or representatives will offer the Target Shares or any part thereof or any similar securities for issuance or sale to, or solicit any offer to acquire any of the same from, anyone so as to make the issuance and sale of the Target Shares in accordance with this Agreement subject to the registration requirements of Section 5 of the Securities Act.

    (h) The Shareholders understand that the Parent is entering into this Agreement in reliance upon the Shareholders' representations and warranties herein.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE ACQUIROR

    The Parent and the Acquiror hereby, jointly and severally, represent and warrant to the Shareholders that the following representations and warranties are as of the date hereof and will be as of the Closing Date, true and correct:

    6.1  Organization of Parent and Acquiror.  Parent is duly organized, validly existing and in good standing under the laws of the State of Delaware. Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

    6.2  Authorization; No Conflict.

    (a) This Agreement constitutes the legal, valid, and binding obligation of the Parent and the Acquiror, enforceable against the Parent or the Acquiror, as the case may be, in accordance with its terms. Upon the execution and delivery by the Parent and/or the Acquiror of the Transaction Documents to which it is a party, such Transaction Documents will constitute the legal, valid and binding obligations of the Parent or the Acquiror, as the case may be, enforceable against the Parent or the Acquiror, as the case may be, in accordance with their respective terms, except where such enforceability may be limited by (i) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors' rights generally and (ii) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law. Each of the Parent and the Acquiror has all necessary corporate power, and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to perform its obligations under this Agreement and the Transaction Documents to which it is a party.

    (b) Neither the execution and delivery of this Agreement by the Parent or the Acquiror, as the case may be, nor the consummation or performance of any of the Transactions by the Parent or the Acquiror, as the case may be, will give any Person the right to prevent, delay or otherwise interfere with any of the Transactions pursuant to: (i) any provision of the Parent's or the Acquiror's

Organizational Documents; (ii) any resolution adopted by the board of directors or the stockholders of the Parent or the Acquiror, as the case may be; (iii) any Legal Requirement or Order to which the Parent or the Acquiror, as the case may be, may be subject; or (iv) any Contract to which the Parent or the Acquiror, as the case may be, is a party or by which the Parent or the Acquiror, as the case may be, may be bound, except in the case of each of clauses (iii) and (iv) above, for such contraventions, conflicts, violations, Liabilities, reassessments, revaluations, breaches or creations of Encumbrances which, individually and in the aggregate, would not have a Material Adverse Effect with respect to the Parent or the Acquiror.

    6.3  Proceedings.  There is no pending Proceeding that has been commenced against the Parent or the Acquiror and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Transactions. To the Parent's or the Acquiror's Knowledge, no such Proceeding has been Threatened.

    6.4  Brokers or Finders.  The Parent and the Acquiror and their respective officers and agents have incurred no obligation or Liability, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement. The Parent and the Acquiror agree to indemnify the Shareholders against and to hold the Shareholders harmless from, any claims for brokerage or similar commission or other compensation which may be made against the shareholders by any third party in connection with the Transactions, which claim is based upon such third party having acted as a broker, finder, investment banker, advisor, consultant or appraiser or in any similar capacity on behalf of either the Parent or Acquiror.

    6.5  Tax-Free Reorganization.

    (a)  Intention Regarding Parent Stock.  Except with respect to (i) open-market purchases of Parent's stock pursuant to a general stock repurchase program of Parent that has not been created or modified in connection with the Merger, (ii) repurchases in the ordinary course of business of unvested shares, if any, acquired from terminated employees or (iii) payments of cash in lieu of the issuance of fractional shares, neither Parent nor any person related to Parent within the meaning of Treas. Reg. Sections 1.368-1(e)(3), (e)(4) and (e)(5) has any plan or intention to, redeem or otherwise acquire any of the stock of Parent issued to the Shareholders pursuant to this Agreement following the Merger.

    (b)  Acquisitions of Target Shares.  Neither Parent nor, to the Knowledge of the Parent, any person related to Parent (within the meaning of Treas. Reg. Sections 1.368-1(e)(3), (e)(4) and (e)(5)) has acquired any Target Stock in contemplation of the Merger or otherwise as part of a plan of which the Merger is part.

    (c)  Control.  Parent has no plan or intention to cause the Surviving Corporation, after the Merger, to issue additional shares of Surviving Corporation Stock that would result in Parent losing control of the Surviving Corporation within the meaning of Section 368(c) of the Code.

    (d)  Intention Regarding the Surviving Corporation.  Except for transfers of stock and assets described in Treas. Reg. Section 1.368-2(k) or transfers of Surviving Corporation Stock to another subsidiary controlled by Parent within the meaning of Code Section 368(c), Parent has no plan or intention to liquidate the Surviving Corporation; to merge the Surviving Corporation with or into another corporation; to sell or otherwise dispose of the stock of the Surviving Corporation; or, except for dispositions made in the ordinary course of business, to cause the Surviving Corporation to sell or otherwise dispose of any of its assets.

    (e)  Business.  Assuming the accuracy of the Target's representation contained in Section 5.11(b), Parent will cause the Surviving Corporation to continue the Target's historic business or use a significant portion of the Target's historic business assets in a business. For purposes of this representation, Parent will be deemed to satisfy the foregoing representation if (a) the members of Parent's qualified group (as defined in Treas. Reg. Section 1.368-1(d)(4)(ii)), in the aggregate, continue the historic business of the Target or use a significant portion of the Target's historic business assets in a business, or (b) the foregoing activities are undertaken by a partnership as contemplated by Treas. Reg. Section 1.368-1(d)(4) (provided, however, that in the event that Section 5.11(b) is or has been breached, this Section 6.5(e) shall not be considered to be or have been breached).

    (f)  Investment Company.  Neither Parent nor Acquiror is an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

    (g)  Assets.  Assuming the accuracy of the Target's representation contained in Section 5.11(a), at the Effective Time, the Surviving Corporation will hold at least 90 percent of the fair market value of the Target's net assets and at least 70 percent of the fair market value of the Target's gross assets and at least 90 percent of the fair market value of Acquiror's net assets and at least 70 percent of the fair market value of Acquiror's gross assets held immediately prior to the Effective Time. For purposes of this representation, amounts paid by the Target to dissenting the Shareholders, amounts used by the Target to pay Merger expenses, amounts paid by the Target to redeem stock, securities, warrants or options of the Target as part of any overall plan of which the Merger is a part, and amounts distributed by the Target to Shareholders (except for any regular, normal dividends) as part of an overall plan of which the Merger is a part, including, but not limited to, any indebtedness owed by the Shareholders to the Target that is forgiven as part of an overall plan of which the Merger is a part, in each case will be treated as constituting assets of the Target immediately prior to the Effective Time (provided, however, that in the event that Section 5.11(a) is or has been breached, this Section 6.5(g) shall not be considered to be or have been breached).

    (h)  Expenses.  Parent and Acquiror will pay their respective expenses, if any, incurred in connection with the Merger. In the Merger, no liabilities of the Shareholders of the Target will be assumed by Parent, and Parent will not assume any liens, encumbrances or any similar liabilities relating to any Target Stock acquired by Parent in the Merger.

    (i)  Intercorporate Indebtedness.  At the Effective Time, there will be no intercorporate indebtedness existing between Parent or Acquiror and the Target that was issued or acquired, or will be settled, at a discount.

    (j)  Value of Transferred Assets.  The fair market value of the assets of the Target transferred to Acquiror will equal or exceed the sum of the liabilities assumed by Acquiror, plus the amount of liabilities, if any, to which the transferred assets are subject.

    6.6  Security Agreement.  The Security Agreement is effective to create in favor of the Shareholders a legal, valid and enforceable security interest in the shares of capital stock of the Surviving Corporation held by the Parent immediately after the Merger in order to secure the obligations of the Parent to pay the Merger Consideration. Upon the filing of a Uniform Commercial Code financing statement in appropriate form with the Office of the Secretary of State of the State of Delaware, the security interest in favor of the Shareholders in such capital stock will be perfected.

ARTICLE VII.

ACTIONS OF THE SHAREHOLDERS, THE TARGET, THE ACQUIROR AND THE
PARENT BEFORE AND AFTER THE CLOSING DATE

    Each of the Shareholders, the Target, the Parent and the Acquiror covenant and agree with each other as follows:

    7.1  Access and Investigation.  Between the date of this Agreement and the Closing, the Target shall, and the Shareholders shall cause the Target to, (a) afford the Parent and the Acquiror and its Representatives and prospective lenders and their Representatives (collectively, "Advisors") full and free access to the Target's personnel, properties (including subsurface testing), Contracts, books and records and other documents and data, (b) furnish the Parent and the Acquiror and its Advisors with copies of all such Contracts, books and records and other existing documents and data as they may reasonably request, and (c) furnish the Parent and the Acquiror and its Advisors with such additional financial, operating and other data and information as they may reasonably request.

    7.2  Operation of Business.  Between the date of this Agreement and the Closing, the Shareholders shall cause the Target to:

      (a) conduct its business only in the Ordinary Course of Business;

      (b) preserve intact its current business organization, keep available the services of its current officers, Employees and agents and maintain the relations and good will with its suppliers, customers, landlords, creditors, licensors, licensees, distributors, Employees, agents and others having business relationships with it;

      (c) maintain all of the assets of the Target in customary repair, order and condition;

      (d) confer with the Parent and the Acquiror and their respective Advisors concerning operational matters of a material nature; and

      (e) upon request by the Parent or the Acquiror, report and otherwise respond promptly to the Parent and the Acquiror concerning the Target's condition (financial or otherwise), business, results of operations, liabilities, operations, prospects or management or any other matters reasonably requested by the Parent or the Acquiror.

    7.3  Negative Covenants.  Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing, the Target and the Shareholders will not, without the prior written consent of the Parent and the Acquiror, take any affirmative action or fail to take any reasonable action, as a result of which any of the changes or events listed in Section 5.15 occurs or could reasonably be expected to occur.

    7.4  Required Approvals.  As promptly as practicable after the date of this Agreement, each party will make all filings required by Legal Requirements to be made by it in order to consummate the Transactions. Between the date of this Agreement and the Closing, the parties will (a) cooperate with respect to all filings that they may elect to make or may be required by Legal Requirements to make in connection with the Transactions and (b) cooperate in obtaining all consents identified in Schedule 5.2.

    7.5  Notification.  Between the date of this Agreement and the Closing, each party to this Agreement shall promptly notify each other party hereto in writing if such party becomes aware of any fact or condition that causes or constitutes a Breach of any of its representations and warranties as of the date of this Agreement, or if such party becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition; provided, however, that such disclosure shall not be deemed to cure any Breach of a representation or warranty. Should any such fact or condition require any change in the Disclosure Schedules if such Schedules were dated the date of the occurrence or discovery of any such fact or condition, the discovering party shall promptly deliver to each other party a supplement to the Disclosure Schedules specifying such change; provided, however, that such disclosure shall not be deemed to cure any Breach of any representation or warranty set forth herein. During the same period, each party to this Agreement shall promptly notify each other party hereto of the occurrence of any Breach of any covenant or agreement by such party in this Article VII or of the occurrence of any event that may make the satisfaction of the conditions in Articles VIII and IX impossible or unlikely; provided, however, that such disclosure shall not be deemed to cure any Breach of a covenant or agreement or to satisfy a condition. Each party to this Agreement shall promptly notify each other party hereto of any default, the threat or commencement of any Proceeding or any development that occurs before the Closing that could in any way materially affect such party, the business or assets of such party or the ability of such party to consummate the Transactions.

    7.6  No Solicitation.  Neither the Target nor the Shareholders nor any of their respective Affiliates or Representatives shall directly or indirectly (a) solicit, initiate, seek, encourage or support any inquiries, proposals or offers from any Person (other than the Parent and the Acquiror) relating to, (ii) furnish any information to any Person (other than the Parent and the Acquiror) relating to, (iii) facilitate any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to, or (iv) enter into, continue or otherwise engage in any discussion or negotiations with or consider the merits of, or accept any unsolicited inquiries or proposals from any Person (other than the Parent and the Acquiror) relating to, any transaction involving the sale of all or a substantial portion of the business or assets of the Target or any of its capital stock, whether through an asset sale, stock sale, merger, consolidation, reorganization, recapitalization, share exchange, business combination, joint venture, or similar transaction involving the Target (each such transaction referred to herein as a "Proposed Acquisition Transaction"), in each case other than the Transactions. The Target and the Shareholders shall immediately notify the Parent and the Acquiror if any discussions or negotiations are sought to be initiated, any inquiry or proposal is made, or any information is requested with respect to any Proposed Acquisition Transaction and notify the Parent and the Acquiror of the terms of any proposal which any of them or their respective Affiliates or Representatives may receive in respect of any such Proposed Acquisition Transaction, including without limitation, the identity of the prospective purchaser or soliciting party and the material terms of the proposal. The Target and the Shareholders shall also provide the Parent and the Acquiror with a copy of any offer.

    7.7  Best Efforts.  Between the date of this Agreement and the Closing, each of the parties to this Agreement will use its Best Efforts to cause the conditions in Articles VIII and IX to be satisfied.

    7.8  Non-Competition.

    (a)  Covenant Not to Compete.  Each Shareholder and each Affiliate thereof (other than the Parent and the Acquiror) shall not, for a period from the Closing Date to the date that is two (2) years after the date on which the last of the Employment Agreements to terminate so terminates (the "Non-Compete Period"), directly or indirectly, in any county and/or city in the United States of America or any country or political subdivision in any state or country in the world (including, without limitation, the cities and counties set forth on Exhibit F hereto), engage in, or have any interest in, or manage, or operate or otherwise participate in, or encourage, counsel, advise or financially assist, or support such Shareholder's spouse or any other member of his immediate family that resides with him to be or become involved in, any activity with, any person, firm, corporation, partnership or business (whether as an advisor, director, officer, employee, agent, representative, principal, partner, security holder, consultant or otherwise) that engages in any business which is or may be competitive with the Surviving Corporation as conducted by the Target immediately prior to the Effective Date. Each Shareholder acknowledges and agrees that these restrictions are a material part of the consideration given in this transaction and that the Parent and the Acquiror would not have entered into this transaction without each Shareholder's agreement to be bound by these provisions. With respect to this Section 7.8(a), nothing herein shall be construed to prohibit any Shareholder from owning not more than one percent (1%) of any class of securities issued by an entity which is subject to the reporting requirements of the Exchange Act.

    Without limiting the generality of any other provision of this Section 7.8, during the Non-Compete Period, subject to the last sentence in the immediately preceding paragraph, none of the Shareholders will directly or indirectly, either for himself or herself or for any other person, firm, company or corporation, call upon, solicit, divert, or take away or attempt to solicit, divert or take away any of the customers, business or patrons of the Target upon whom any of the Shareholders called or whom any of the Shareholders solicited or to whom any of the Shareholders catered or with whom any of the Shareholders became acquainted after entering the employ of the Target.

    (b)  Non-Solicitation of Employees and Customers.  Each Shareholder and each Affiliate thereof (other than the Parent and the Acquiror) shall not, at any time during the Non-Compete Period: (i) directly or indirectly, by or for himself or herself, or as the agent of another, or through others as an agent, in any way solicit or induce, or attempt to solicit or induce, any employee, officer, representative, consultant, or other agent of the Surviving Corporation or the Parent, whether such Person is presently employed by him or her or may hereinafter be so employed, to leave the Surviving Corporation's or the Parent's employ or otherwise interfere with the employment relationship between any such Person and the Surviving Corporation or the Parent; (ii) directly or indirectly, by or for himself or herself, or as the agent of another, or through others as an agent, in any way solicit, or attempt to divert, take away or call on (on behalf of a competitor) any customers or potential customers of the Surviving Corporation or the Parent or any of their respective successors and assigns; or (iii) do any act to impair, destroy or jeopardize the goodwill or relationship of the Surviving Corporation or the Parent with respect to any existing or potential customers and employees.

    (c)  Future Employment.  Each Shareholder further agrees that, during the Non-Compete Period, he or she shall, within ten (10) days after accepting any employment, whether as an employee, director, consultant or advisor or otherwise, advise the Surviving Corporation in writing of the identity and contact information of any such employer. Each Shareholder also agrees that the Surviving Corporation and the Parent may serve notice upon each such employer that the Shareholder is bound by this Agreement and furnish each such employer with a copy of the relevant portions of this Agreement. No Shareholder shall accept any employment to the extent prohibited by his or her Employment Agreement.

    (d)  Nondisclosure of Confidential Information and Trade Secrets.  Except as and to the extent required by law, each of the Shareholders hereby agrees that he or she will not, either during the Non-Compete Period or any period thereafter, directly, indirectly or otherwise, disclose, publish, make available to, or use for his or her own benefit or the benefit of any Person (other than the Parent or the Acquiror) for any reason or purpose whatsoever, any Company Proprietary Information. For purposes of this Section 7.8, "Company Proprietary Information" shall mean all trade secrets and other confidential and proprietary information relating to the Parent, the Target and each of their affiliates, to which the Shareholders have access or knowledge, including technical, manufacturing or marketing information, ideas, methods, developments, inventions, improvements, business plans, trade secrets, scientific or statistical data, diagrams, drawings, specifications or other proprietary information relating thereto, together with all analyses, compilations, studies or other documents, records or data prepared by the Shareholders, the Target, or the Parent, as the case may be, or their respective Representatives or Affiliates, which contain or otherwise reflect or are generated from such information; provided that Company Proprietary Information shall not include any information that is or becomes generally available to the public other than as a result of a disclosure by any Shareholder or its Representatives. Each Shareholder also agrees that, upon termination of his or her employment with the Surviving Corporation, all Confidential Information in his or her possession that is in written or other tangible form (together with all copies or duplicates thereof, including computer files) shall be returned promptly to the Surviving Corporation and shall not be retained by such Shareholder or furnished to any third party, in any form, including, without limitation, any document, record, notebook, computer program or similar repository of or containing any such Confidential Information, except as provided herein. The parties hereto stipulate and agree that the foregoing matters are important, material and confidential proprietary information and trade secrets that affect the successful conduct of the business of the Surviving Corporation (and any successor or assignee of the Surviving Corporation).

    (e)  Invalidity.  If any of the foregoing provisions of this Section 7.8 are determined by any court to be unenforceable by reason of their extending for too great a period of time or over too great a geographic area, or by reason of their being too extensive in any other respect, such covenants shall be interpreted to extend only for the longest period of time and over the greatest geographic area, and to otherwise have the broadest application, as shall be enforceable. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, which shall continue in full force and effect. Each Shareholder acknowledges and agrees that the restrictions contained in Section 7.8 are reasonable and will not prevent such Shareholders from earning a living, that Parent's and the Surviving Corporation's remedy at law for any breach of the provisions of this Section 7.8 is and will be insufficient and inadequate and that Parent and/or the Surviving Corporation shall be entitled to equitable relief, including by way of temporary restraining order, temporary injunction and permanent injunction, without the need for posting a bond or for any other undertaking (including without limitation, the need to prove the inadequacy of money damages), in addition to any remedies the Surviving Corporation and Parent may have at law or otherwise. If either party files suit to enforce or to enjoin the enforcement of any of the provisions of this Section 7.8, each of the Surviving Corporation and Parent shall be entitled to recover, in addition to all other Damages or remedies provided for herein or otherwise available at law, in equity or otherwise, all of its costs incurred in prosecuting or defending such suit, including reasonable attorneys' fees.

    7.9  Tax Matters.

    (a)  Tax Periods Ending on or before the Closing Date.  The Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Target and any of its Subsidiaries for all periods ending on or before the Closing Date but which are filed after the Closing Date. Parent shall permit a representative of the Shareholders to review and comment on each such Tax Return described in the preceding sentence prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by the representative of the Shareholders. The Shareholders shall reimburse Parent for Taxes of the Target with respect to such periods within fifteen (15) days after payment by the Target of such Taxes, except to the extent that such Taxes are reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Closing Audited Balance Sheet.

    (b)  Tax Periods Beginning Before and Ending After the Closing Date.  Parent shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Target for Tax periods which begin before the Closing Date and end after the Closing Date. The Shareholders shall pay to Parent within fifteen (15) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such Taxable period ending on the Closing Date, except to the extent that such Taxes are reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Closing Audited Balance Sheet. For purposes of the preceding sentence, Taxes shall be allocated in the manner set forth in the last sentence of Section 10.3.

    (c)  Refunds.  Any Tax refunds that are received by Parent or the Surviving Corporation, and any amounts credited against Tax to which Parent or the Surviving Corporation become entitled, that relate to Tax periods or portions thereof ending on or before the Closing Date shall be for the account of the Shareholders, and Parent shall pay over to the Shareholders any such refund or the amount of any such credit within fifteen (15) days after receipt or entitlement thereto. Parent shall pay such amount to the Shareholders within fifteen (15) days after receipt or entitlement thereto.

    (d)  Cooperation on Tax Matters.

       (i) The Parent, the Target and the Shareholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Agreement and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Surviving Corporation agrees to, and the Parent shall cause the Surviving Corporation to, (A) retain all books and records with respect to Tax matters pertinent to the Target relating to any Taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Parent, any extensions thereof) of the respective Taxable periods, and to abide by all record retention agreements entered into with any Taxing authority, and (B) give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Target or the Shareholders, as the case may be, shall allow the other party to take possession of such books and records. The Parent and the Shareholders further agree, upon request, to use their Best Efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

      (ii) The Shareholders shall promptly notify the Parent, the Acquiror, and the Target in writing upon receipt by any Shareholder or any Affiliate of a Shareholder of notice of any pending or Threatened federal, state, local or foreign Tax audits or assessments relating to the income, properties or operations of the Target.

    (e)  Certain Taxes.  All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (collectively, "Transfer Taxes") shall be paid by the Shareholders when due, and the Shareholders shall, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and, if required by applicable law, the Parent shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation. The Shareholders and the Target shall have provided the Parent with (i) evidence satisfactory to the Parent that such Transfer Taxes have been paid by the Shareholders and (ii) a clearance certificate or similar document(s) which may be required by any state taxing authority to relieve the Parent of any obligation to withhold any portion of the payments to the Shareholders pursuant to this Agreement.

    (f)  Tax Elections.  Prior to the Effective Time, the Target shall not make or change any election with respect to Taxes or settle or compromise any material Tax Liability or refund after the date hereof without the Parent's prior written consent (which shall not be unreasonably withheld). Without limiting the generality of the foregoing, prior to the Effective Time, neither the Target nor any of the Shareholders shall revoke the Target's election to be taxed as an S corporation within the meaning of Sections 1361 and 1362 of the Code, and, other than as contemplated by this Agreement, neither the Target nor any of the Shareholders shall take or allow any action that would result in the termination of Target's status as a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code.

    (g)  Characterization of Payments.  Any payments made to the Shareholders, the Target or Parent pursuant to Sections 3.3 and 3.4 shall constitute an adjustment of the consideration paid for the Target Stock for Tax purposes and shall be treated as such by Parent, Acquiror, the Target and the Shareholders on their Tax Returns to the extent permitted by law.

    (h)  FIRPTA Certificate.  The Target shall deliver to Parent at or prior to the Closing a certificate, in the form attached hereto as Exhibit H, duly executed and acknowledged, certifying the facts that would exempt the transactions contemplated hereby from withholding pursuant to the provisions of the Foreign Investment in Real Property Tax Act.

    (i)  Backup Withholding.  At or prior to the Closing, each Shareholder shall deliver to the Parent a properly completed IRS Form W-9 (or suitable substitute form), establishing an exemption from backup withholding.

    (j)  Carrybacks.  The parties agree and acknowledge that any net operating losses or similar Tax attribute of the Target is an asset of the Surviving Corporation that (subject to any applicable limitations imposed by law) is being acquired by the Parent pursuant to the Merger, and that the Target shall not elect to carry back any such Tax attributes to prior years of the Target or otherwise act so as to limit the ability of the Parent to use such attributes subsequent to the Merger.

    7.10  Tax Encumbrances

    (a) By no later than the date that is 6 months following the Closing Date, Irwin R. Pearlstein shall cause any and all Encumbrances in respect of Taxes owed by him and/or his spouse (whether or not disclosed on the Disclosure Schedules and including, without limitation, the unpaid Taxes reflected on the Preliminary Title Report) to be discharged and released, and shall provide satisfactory written evidence thereof to Parent. Until such time as all such Tax Encumbrances have been discharged and terminated, Irwin R. Pearlstein shall provide Parent with monthly written progress reports which shall be delivered, with respect to any month, no later than the fifth Business Day of the next succeeding month, and shall set forth the status of all such Encumbrances, the steps that have been taken, are being taken and will be taken to cause such Encumbrances to be discharged and released, the amount of his obligations and those of his spouse subject to such Encumbrances, and such other information as Parent shall reasonably request.

    (b) In the event that all of the Tax Encumbrances referred to in clause (a) above are not discharged and released within 6 months following the Closing Date, Parent shall have the right (in its sole discretion) to hold back from any cash Merger Consideration not then paid by Parent to Irwin R. Pearlstein all or any portion of the total amount of his obligations (including in respect of penalties and interest) and those of his wife subject to such non-discharged and non-released Tax Encumbrances from time to time, until such time as all such Tax Encumbrances are discharged and released. Parent's rights pursuant to this Section 7.10(b) are in addition to and shall in no way limit the indemnification obligations contained in Article 10 or otherwise. Any amounts so withheld shall be paid by Parent into escrow with the Escrow Agent, and the Escrow Agreement shall be amended to provide for the deposit into escrow of the amounts withheld pursuant to this Section 7.10(b); provided that, following such deposit into escrow, upon receipt of written instructions from Parent and Irwin R. Pearlstein, the Escrow Agent shall release from escrow, and shall pay directly to the relevant taxing authority or authorities, an amount sufficient to cause the release of all of the outstanding Tax Encumbrances and to pay in full the amount of all related Taxes; provided, further, that Parent shall not be required to provide such written instructions until such time as it has received confirmation in writing from the relevant taxing authority or authorities (i) of the total amount payable in respect of such Taxes, and (ii) that upon payment of such amount, all of the Tax Encumbrances referred to in clause (a) above will be discharged and released without any further action by any Person. Notwithstanding anything to the contrary in this Agreement or in the Escrow Agreement, as in effect on the date hereof, all amounts held in escrow pursuant to this Section 7.10(b) shall remain in escrow with the Escrow Agent until such time as such amounts are released in accordance with the immediately preceding sentence, and any amounts remaining in escrow after payment in full to the relevant taxing authority or authorities pursuant to such sentence shall be delivered promptly to Irwin R. Pearlstein upon his written request.

    7.11  Tax-Free Reorganization Treatment.

    (a) The parties intend the Merger to qualify as a reorganization under Section 368(a) of the Code. However, neither Parent nor the Target makes any representation or warranty to the other or to any Shareholder regarding the tax treatment of the Merger or whether the Merger will qualify as a reorganization under the Code. Each of the Target and Parent acknowledges that it is relying on its own advisors in connection with the Tax treatment of the Merger and the other transactions contemplated by this Agreement. The Target, Acquiror and Parent each agree to use their respective Best Efforts to cause the Merger to qualify, and will not take any actions, fail to take any actions, or cause any actions to be taken or omitted which would reasonably be expected to prevent the Merger from qualifying, as a reorganization under Section 368(a) of the Code.

    (b) Each of the Target, Acquiror and Parent shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required pursuant to a "determination" within the meaning of Section 1313(a) of the Code.

    7.12  Best Efforts to Collect Accounts Receivable.  The Target and the Shareholders shall use their Best Efforts to promptly and, in any event, timely collect all outstanding Accounts Receivable, including without limitation, taking such actions or steps as the Parent may reasonably request in order to collect such Accounts Receivable.

    7.13  Publicity.  The Parent shall not issue any press release during the fourteen calendar days prior to and including January 28, 2002 unless, in the opinion of its general counsel, such press release is necessary for the Parent to (i) fulfill its obligation to make timely public disclosure of material information concerning the Parent and its activities or (ii) otherwise comply with applicable laws and regulations (including, without limitation, federal and state securities laws and the rules and regulations of the Nasdaq Stock Market, Inc. or any other exchange or quotation system upon which any of the Parent's securities are then listed or quoted).

    7.14  Board Observation.  After the Closing Date and until the earlier of (i) the date the Shareholders no longer hold in the aggregate at least 5% of the Parent Common Stock (computed on a fully diluted basis) and (ii) the second anniversary of the Closing Date, Irwin R. Pearlstein or, in the event Irwin R. Pearlstein is no longer employed by the Surviving Corporation, dies or becomes disabled, David Pearlstein (the "Observer") shall be entitled to attend all meetings of the Board of Directors of the Parent as a non-voting observer and shall be entitled to access to all information to which members of the Board of Directors have access; provided, however, that the Observer shall not be entitled to attend executive sessions of the Board of Directors or to attend any meetings of any committees of the Board of Directors, or to access to any information distributed to the Board of Directors during executive sessions or to any committees of the Board of Directors during meetings of such committee, unless invited to attend such sessions or meetings by the Board of Directors; provided, further, that (i) if the Parent believes that providing certain information to the Observer could cause such information not to be subject to the attorney-client privilege assertable on behalf of the Parent, the Parent shall be entitled to withhold such information from the Observer, and (ii) prior to attending any meetings of the Board of Directors the Observer shall be required to execute such an appropriate confidentiality agreement with the Parent in form and substance satisfactory to the Parent with respect to information obtained in or derived from his capacity as the Observer.

ARTICLE VIII.

CONDITIONS PRECEDENT TO THE PARENT'S AND THE ACQUIROR'S OBLIGATION TO CLOSE

    The Parent's and the Acquiror's obligations to consummate the Merger and to take the other actions required to be taken by the Parent and the Acquiror, as the case may be, at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Parent and the Acquiror, in whole or in part):

    8.1  Waiver of Stockholder Approval.  Either the Parent shall have received a satisfactory written waiver of, or shall have satisfied, the requirements of the Nasdaq Stock Market, including Marketplace Rule 4350(i)(1)(C)(ii) and Marketplace Rule 4350(i)(1)(B) and the requirement therein to obtain the consent of a requisite percentage of the Parent's stockholders, with respect to the Transactions.

    8.2  Negotiation and Execution of Transaction Documents.  The parties shall have negotiated and executed this Agreement and the other documents required to be delivered pursuant to Section 4.2(b).

    8.3  Accuracy of Representations and Warranties.  All of the representations and warranties of the Target and the Shareholders in this Agreement and the other Transaction Documents to which the Target or any Shareholder is a party (considered collectively) and each of such representations and warranties (considered individually), shall have been true and accurate in all respects as of the date of this Agreement and shall be true and accurate in all material respects as of the Closing as if made on the Closing without giving effect to any supplement to the Disclosure Schedules.

    8.4  The Shareholders' and the Target's Performance.

    (a) All of the covenants and obligations that the Shareholders and the Target are required to perform or to comply with pursuant to this Agreement or the other Transaction Documents to which the Target or any Shareholder is a party at or prior to the Closing (considered collectively) and each of such covenants and obligations (considered individually), shall have been performed and complied with in all material respects.

    (b) The Shareholders and the Target shall have executed and delivered to the Parent and the Acquiror each of the documents required to be delivered by the Shareholders and the Target, respectively, pursuant to Section 4.2.

    8.5  Consents.  Each of the Consents identified in Schedule 5.2 shall have been obtained and shall be in full force and effect.

    8.6  Additional Documents.  Each of the following documents must have been delivered to the Parent and the Acquiror:

      (a) an opinion of Morgan, Miller & Blair, P.C., dated the Closing Date, in the form attached hereto as Exhibit G; and

      (b) a certificate, duly executed and delivered by the Target and the Shareholders confirming, as of the Closing Date, (i) the accuracy in all material respects of the representations and warranties of the Target and the Shareholders contained in the Transaction Documents, (ii) the performance by the Target and the Shareholders of, and the compliance by the Target and the Shareholders with, the covenants and obligations required to be performed or complied with by the Target and the Shareholders on or before the Closing Date pursuant to the Transaction Documents, and (iii) the satisfaction of all of the conditions referred to in this Article VIII.

    8.7  No Proceedings.  Since the date of this Agreement, no Proceeding shall have commenced or be Threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would: (a) prevent consummation of any of the Transactions contemplated by this Agreement; (b) cause any of the Transactions contemplated by this Agreement to be rescinded following consummation; (c) affect adversely the right of the Parent and the Acquiror to control the Surviving Corporation; or (d) affect adversely the right of the Surviving Corporation to own the assets and to operate the businesses of the Target (and no such injunction, judgment, order, decree, ruling or charge shall be in effect).

    8.8  No Material Adverse Change.  No Material Adverse Change in the Target shall have occurred since the date of this Agreement.

    8.9  Accounts Receivable Financing.  San Jose National Bank shall have delivered a payoff letter in a form satisfactory to the Parent.

    8.10  Approval of Parent's Lender.  Comerica Bank—California shall have approved in writing the Transactions and shall have waived in writing any covenants, conditions or other provisions contained in any of its agreements with, or binding upon, the Parent that may be affected by the consummation of the Transactions, in each on terms and conditions satisfactory to the Parent.

    8.11  Promissory Note.  The Target shall have entered into a promissory note with and in favor of AMF, restructuring the indebtedness owed by the Target to AMF, on terms and conditions satisfactory to the Parent. Without limiting the generality of the foregoing, the maximum principal amount of the indebtedness under such promissory note shall not exceed $250,000, and such indebtedness shall be repaid in not less than twelve monthly installments.

    8.12  No Claim Regarding Stock Ownership or Sale Proceeds.  There shall not have been made or Threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, the Target, or (b) is entitled to all or any portion of the Merger Consideration payable for Target Stock or any other amounts payable under this Agreement, including without limitation, under Article III.

    8.13  Capitalization.  The capitalization of the Target on the Closing Date shall not have changed from the capitalization of the Target described in Section 5.3.

    8.14  Powers of Attorney.  The Target shall have delivered to the Parent and the Acquiror the originals of each power of attorney granted by or to the Target that is effective and outstanding as of the Closing Date, and the Target shall have terminated, effective as of the Closing Date, to the satisfaction of the Parent, any such power of attorney requested to be terminated by the Parent.

ARTICLE IX.

CONDITIONS PRECEDENT TO THE SHAREHOLDERS'
AND THE TARGET'S OBLIGATION TO CLOSE

    The Shareholders' and the Target's obligation to consummate the Merger and to take the other actions required to be taken by the Shareholders and the Target, as the case may be, at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Target and the Shareholders in whole or in part):

    9.1  Accuracy of Representations and Warranties.  All of the representations and warranties of the Parent and the Acquiror in this Agreement and the other Transaction Documents to which the Parent or the Acquiror is party (considered collectively), and each of such representations and warranties (considered individually), shall have been true and accurate in all respects as of the date of this Agreement, and shall be true and accurate in all material respects as of the Closing as if made on the Closing, without giving effect to any supplement to the Disclosure Schedules.

    9.2  Negotiation and Execution of Transaction Documents.  The parties shall have negotiated and executed this Agreement and the other documents required to be delivered pursuant to Section 4.2(a).

    9.3  The Parent's and the Acquiror's Performance.

    (a) All of the covenants and obligations that the Parent and the Acquiror are required to perform or to comply with pursuant to this Agreement or the other Transaction Documents to which the Parent or the Acquiror is party at or prior to the Closing (considered collectively), and each of such covenants and obligations (considered individually), shall have been duly performed and complied with in all material respects.

    (b) Each document required to be delivered by the Parent and the Acquiror pursuant to Section 4.2 shall have been executed and delivered to the Shareholders and the Targets.

    9.4  No Injunction.  There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the exchange of the Merger Consideration or any other amounts payable by the Parent to the Shareholders pursuant to Articles II or III for the Target Stock and (b) has been adopted or issued or has otherwise become effective, since the date of this Agreement.

    9.5  Closing Certificate.  The Parent and the Acquiror shall have delivered a certificate, duly executed and delivered by the Parent and the Acquiror confirming, as of the Closing Date, (i) the accuracy in all material respects of the representations and warranties of the Parent and the Acquiror contained in the Transaction Documents, (ii) the performance by the Parent and the Acquiror of, and the compliance by the Parent and the Acquiror with, the covenants and obligations required to be performed or complied with by the Parent and the Acquiror on or before the Closing Date pursuant to the Transaction Documents, and (iii) the satisfaction of the conditions referred to in this Article IX.

ARTICLE X.

INDEMNIFICATION; REMEDIES

    10.1  Survival of Representations, Etc.  The representations and warranties of the Target, the Shareholders, the Parent and the Acquiror contained herein and in the other Transaction Documents shall survive the Closing until the date that is two (2) years following the Closing Date (the "Termination Date"); provided that (i) the representations and warranties contained in Sections 5.1, 5.2, 5.3, 5.6, 5.10, 5.11, 5.13 and 5.19 shall survive indefinitely, and (ii) each representation and warranty of any party shall survive indefinitely with respect to any fraudulent or intentional breach of such representation or warranty discovered by the non-breaching party after the Closing Date. The right to indemnification, payment of Damages or other remedy based on any representations, warranties, covenants and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to, the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification, payment of Damages, or other remedies based on such representations, warranties, covenants and obligations. Any claim asserted in writing prior to the Termination Date (or, if applicable, such longer period as provided in the first sentence of this Section 10.1) shall survive until finally resolved and satisfied in full.

    10.2  Indemnifications.

    (a) By the Shareholders. The Shareholders shall indemnify, save and hold harmless the Parent, the Acquiror, the Surviving Corporation and their respective Affiliates and Subsidiaries and each of their respective Representatives (collectively, the "Shareholders' Indemnified Parties"), from and against any and all costs, losses, Liabilities, Liens, obligations, damages, lawsuits, deficiencies, claims, demands and expenses (whether or not arising out of third-party claims), including without limitation interest, penalties, costs of mitigation, losses in connection with or arising out of CERCLA, any equivalent state statute or any other Environmental Law (including without limitation any clean-up, remedial correction or responsive action), damages to the Environment, attorneys' fees and all amounts paid in investigation, defense or settlement of any of the foregoing (herein, "Damages"), incurred in connection with, arising out of, resulting from or incident to: (i) any Breach of any representation or warranty made by any Shareholder or the Target in any Transaction Document or in any certificate delivered by, or on behalf of, a Shareholder or the Target in connection herewith or therewith; (ii) any Breach of any covenant or agreement made by any Shareholder or the Target in any Transaction Document; (iii) any Damages of any nature (absolute, accrued, contingent, asserted, unasserted or otherwise) of any Shareholder, the Target or any ERISA Affiliate of the Target arising under or related to any Plan or Other Benefit Obligation to the extent that such Liability is caused by actions or events occurring before the Closing; (iv) any Liability arising out of CERCLA, any equivalent state statute or any other Environmental Law, except to the extent that such Liability is caused by actions or events occurring at a Facility after the Closing; (v) any products or services sold by the Target prior to the Closing, and (vi) any Damages of any nature (absolute, accrued, contingent, asserted, unasserted or otherwise and including, without limitation, in respect of penalties and interest) arising as a result of or in connection with (x) any unpaid Taxes (whether or not disclosed on the Disclosure Schedules and including, without limitation, the unpaid Taxes reflected on the Preliminary Title Report) of Irwin R. Pearlstein or his spouse and/or (y) any Encumbrances related thereto or resulting therefrom. The indemnification obligations pursuant to clause (vi) of the immediately preceding sentence shall be in addition to and shall in no way limit the indemnification obligations contained in Section 10.3 or otherwise.

    The term "Damages" as used in this Section 10.2 is not limited to matters asserted by third parties against any indemnified party, but includes, without limitation, Damages incurred or sustained by an indemnified party in the absence of third party claims. Payments by any indemnified party of amounts for which such indemnified party is indemnified hereunder shall not be a condition precedent to recovery.

    Any representation or warranty made by any Shareholder or the Target in any Transaction Document or in any certificate delivered by, or on behalf of, any Shareholder or the Target in connection herewith or therewith that is qualified by references to materiality or to whether or not any Breach thereof would result or could reasonably be expected to result in a Material Adverse Change shall be deemed to have been breached in the event that the Damages suffered by the Shareholders' Indemnified Parties, individually or in the aggregate, as a result of the failure of such representation or warranty to be true and correct (without giving effect to any such materiality qualifier contained therein) exceed $50,000; provided that the fact that any such Damages do not exceed, individually or in the aggregate, $50,000 shall be disregarded for purposes of determining whether the events, circumstances or occurrences that resulted in or led to such Damages are material or would or could reasonably be expected to result in a Material Adverse Change.

    (b) By the Parent. The Parent shall indemnify, save and hold harmless the Shareholders and their respective Affiliates and Representatives (the "Parent Indemnified Parties") from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to: (i) any Breach of any representation or warranty made by the Parent or the Acquiror in any Transaction Document or in any certificate delivered by, or on behalf of, the Parent or the Acquiror in connection herewith or therewith; (ii) any Breach of any covenant or agreement made by the Parent or the Acquiror in any Transaction Document (iii) any Damages of any nature (absolute, accrued, contingent, asserted, unasserted or otherwise) of the Parent or the Acquiror or any ERISA Affiliate of the Parent or the Acquiror arising under or related to any Plan or Other Benefit Obligation to the extent that such Liability is caused by actions or events occurring after the Closing; (iv) any Liability arising out of CERCLA, any equivalent state statute or any other Environmental Law to the extent that such Liability is caused by actions or events occurring at a Facility after the Closing; (v) any products or services related to the Business sold by the Surviving Corporation after the Closing; and (vi) any Damages arising from the Shareholders' guarantees of that certain Lease, dated June 29, 1999, by and between the Target and Rio Properties I, LLC.

    Any representation or warranty made by the Parent or the Acquiror in any Transaction Document or in any certificate delivered by, or on behalf of, the Parent or the Acquiror in connection herewith or therewith that is qualified by references to materiality or to whether or not any Breach thereof would result or could reasonably be expected to result in a Material Adverse Change shall be deemed to have been breached in the event that the Damages suffered by the Parent Indemnified Parties, individually or in the aggregate, as a result of the failure of such representation or warranty to be true and correct (without giving effect to any such materiality qualifier contained therein) exceed $50,000; provided that the fact that any such Damages do not exceed, individually or in the aggregate, $50,000 shall be disregarded for purposes of determining whether the events, circumstances or occurrences that resulted in or led to such Damages are material or would or could reasonably be expected to result in a Material Adverse Change.

    (c) Cooperation. The indemnified party shall cooperate in all reasonable respects with the indemnifying party and its Representatives (including without limitation its attorneys) in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that the indemnified party may, at its own cost, participate in negotiations, arbitrations and the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The parties shall cooperate with each other in any notifications to insurers.

    (d) Defense of Claims. If a claim for Damages (a "Claim") is to be made by a party entitled to indemnification hereunder against the indemnifying party, the party claiming such indemnification shall, give written notice (a "Claim Notice") to the indemnifying party as soon as practicable after the party entitled to indemnification becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section 10.2. If any lawsuit or enforcement action is filed against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the indemnifying party as promptly as practicable (and in any event within fifteen (15) calendar days after the service of the citation or summons). The failure of any indemnified party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the indemnifying party has been actually and materially damaged by such failure. After such notice, if the indemnifying party shall acknowledge in writing to the indemnified party that the indemnifying party shall be obligated under the terms of its indemnity hereunder in connection with such lawsuit or action, then the indemnifying party shall be entitled, if it so elects at its own cost, risk and expense, (i) to take control of the defense and investigation of such lawsuit or action, (ii) to employ and engage attorneys of its own choice, but, in any event, reasonably acceptable to the indemnified party, to handle and defend the same unless the named parties to such action or proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and the indemnified party has been advised in writing by counsel that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party, in which event the indemnified party shall be entitled, at the indemnifying party's cost, risk and expense, to separate counsel of its own choosing and (iii) to compromise or settle such lawsuit or action, which compromise or settlement shall be made only with the written consent of the indemnified party, such consent not to be unreasonably withheld, except that no consent shall be required if (1) there is no finding or admission of any violation of Legal Requirements or any violations of the rights of a Person and no effect on any other claims that may be made against the indemnified party, (2) the sole relief provided is monetary damages that are paid in full by the indemnifying party, and (3) any such compromise or settlement contains an express release of the indemnified party.

    If the indemnifying party fails to assume the defense of such lawsuit or action within fifteen (15) calendar days after receipt of the Claim Notice, the indemnified party against which such lawsuit or action has been asserted will (upon delivering notice to such effect to the indemnifying party) have the right to undertake, at the indemnifying party's cost and expense, the defense, compromise or settlement of such lawsuit or action on behalf of and for the account and risk of the indemnifying party; provided, however, that such lawsuit or action shall not be compromised or settled without the written consent of the indemnifying party, which consent shall not be unreasonably withheld. If the indemnified party settles or compromises such lawsuit or action without the prior written consent of the indemnifying party, the indemnifying party will bear no liability hereunder for or with respect to such lawsuit or action. In the event the indemnified party assumes the defense of the lawsuit or action, the indemnified party will keep the indemnifying party reasonably informed of the progress of any such defense, compromise or settlement. The indemnifying party shall be liable for any settlement of any action effected pursuant to and in accordance with this Section 10.2 and for any final judgment (subject to any right of appeal) and the indemnifying party agrees to indemnify, defend and hold harmless an indemnified party from and against any Damages by reason of such settlement or judgment.

    (e) Representatives. No individual Representative of any party shall be personally liable for any Damages under the provisions contained in this Section 10.2 (except to the extent any such Person is party hereto in his or her individual capacity or in his or her capacity as a Shareholder). Nothing herein shall relieve any party of any Liability to make any payment expressly required to be made by such party pursuant to this Agreement.

    (f)  Limitation on Indemnity/Commitments.

       (i) The Shareholders' Indemnified Parties may not recover Damages from the Shareholders pursuant to Section 10.2(a)(i) until the aggregate amount of Damages relating to such Claims for which the Shareholders Indemnified Parties, in the aggregate, are seeking, or have sought, indemnification under Section 10.2(a)(i) exceeds Fifty Thousand Dollars ($50,000) (the "Threshold"); provided, however, that in the event the aggregate amount of Damages for which the Shareholders' Indemnified Parties are seeking, or have sought, indemnification pursuant to Section 10.2(a)(i) exceeds the Threshold, the Shareholders' Indemnified Parties may recover the full amount of such Damages and provided, further, that (A) Claims for Damages pursuant to Section 10.2(a)(i) resulting from a Breach of the representations and warranties contained in Sections 5.3 or 5.6 and indemnification for Taxes pursuant to Section 10.3, (B) Claims for Damages pursuant to Section 10.2(a)(ii) resulting from a Breach of any of the payment obligations contained in Article III, and (C) Claims for Damages pursuant to Section 10.2(a)(vi) (such claims in (A), (B) and (C), "Excluded Claims") shall not be subject to the Threshold. The Shareholders' Indemnified Parties shall have the right to make a Claim hereunder prior to the time at which the Threshold that is applicable to such Claim has been surpassed for the purpose of asserting such Claim within the relevant survival period of the applicable indemnification obligation and any such Claim made within such period shall, to the extent such Threshold ultimately is met, survive until its final resolution.

      (ii) The Parent Indemnified Parties may not recover Damages from the Parent pursuant to Section 10.2(b)(i) until the aggregate amount of Damages for which the Parent Indemnified Parties, in the aggregate, are seeking indemnification pursuant to Section 10.2(b)(i) exceeds the Threshold; provided, however, that in the event the aggregate amount of Damages for which the Parent Indemnified Parties are seeking pursuant to Section 10.2(b)(i) exceeds the Threshold, the Parent Indemnified Parties may recover the full amount of such Damages. The Parent Indemnified Parties shall have the right to make a Claim hereunder prior to the time at which the Threshold that is applicable to such Claim has been surpassed for the purpose of asserting such Claim within the relevant survival period of the applicable indemnification obligation and any such Claim made within such period shall, to the extent such Threshold ultimately is met, survive until its final resolution.

      (iii) Notwithstanding anything to the contrary in this Agreement, the liability of the Shareholders for Damages pursuant to Section 10.2(a) and the liability of the Parent for Damages pursuant to Section 10.2(b) shall not exceed the aggregate Merger Consideration actually paid to the Shareholders (including any amounts or shares held in escrow); provided that shares of Parent Common Stock included in the Merger Consideration and issued pursuant to a specific Section of the Agreement (including, without limitation, Sections 2.4(b)(i), 2.4(b)(ii), 2.7(a)(i) and 2.7(a)(ii)) shall be valued at an amount equal to the number of shares issued pursuant to such Section multiplied by the price per share attributed to such shares pursuant to such Section; and provided further the liability of the Shareholders for Damages in respect of Excluded Claims shall be unlimited.

    (g) Right to Set-Off. Subject to the right of the Shareholders to object to the Closing Audited Balance Sheet and to discuss their objections with the Parent and the Accounting Firm pursuant to the fifth and sixth sentences of Section 3.3(a) and subject to the right of the Shareholders to dispute indemnification Claims pursuant to Article III of the Escrow Agreement, the Parent may, and may cause the Surviving Corporation to, set off any amount (including, without limitation, the amount of any Damages pursuant to Section 10.2(a)(vi) which any Shareholders' Indemnified Parties may be entitled to hereunder against amounts otherwise payable for any reason by the Surviving Corporation or the Parent to the Shareholders, including, without limitation, any Merger Consideration payable to the Shareholders pursuant to Article III; provided, however, that the Parent shall not have the right to set off against compensation payable to any of the Shareholders pursuant to the terms of such Shareholders' Employment Agreement. The exercise of such a right of set-off by the Parent or the Surviving Corporation in good faith, whether or not ultimately determined to be justified, will not constitute a Breach of the Parent's or the Surviving Corporation's agreements or obligations under this Agreement. The Parent shall provide notice to the Shareholders specifying in reasonable detail the basis for any set-off; provided that the failure to give such notice shall not affect the Parent's right to make such set-off. Neither the exercise of nor the failure to exercise this right of set-off will constitute an election of remedies or limit the Parent or the Surviving Corporation in any manner in the enforcement of any other remedies that may be available to it at law, in equity or otherwise.

    10.3  Tax Indemnification.  Subsequent to the Closing, the Shareholders shall, jointly and severally, indemnify, defend, save and hold the Parent, the Acquiror, and the Target (and each of their respective Affiliates, successors and assigns) harmless from and against (i) any and all Taxes of the Target with respect to any Tax year or portion thereof ending on or before the Closing Date (or for any Tax year beginning before and ending after the Closing Date to the extent allocable (as determined in the following sentence) to the portion of such period beginning before and ending on the Closing Date), except to the extent that such Taxes are reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Unaudited Closing Balance Sheet and (ii) the unpaid Taxes of any Person (other than the Target) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise, and (iii) any and all Damages incurred in connection with, arising out of, resulting from, or incident to any of the Taxes described in the foregoing clauses (i) and (ii); provided, however, that this Section 10.3 shall be the exclusive remedy for indemnification for any of the Taxes described in this Section 10.3, and provided, however, that indemnification for any of the Taxes described in this Section 10.3 shall not be subject to the Threshold. For purposes of the preceding sentence, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax that relates to the portion of such Tax period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount which would be payable if the relevant Tax period ended on the Closing Date.

ARTICLE XI

TERMINATION

    11.1  Termination Events.  This Agreement may, by notice given prior to or at the Closing, be terminated:

      (a) by the Shareholders, on the one hand, or by the Parent and the Acquiror, on the other hand, if a Breach of any provision of this Agreement has been committed by the other party or its Affiliates and such Breach has not been cured within ten (10) calendar days after notice of the Breach or has not been expressly waived in writing;

      (b) (i) by the Parent if any of the conditions in Article VIII have not been satisfied as of the Closing or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Parent and the Acquiror to comply with their respective obligations under this

  Agreement) and the Parent and the Acquiror have not expressly waived such condition in writing on or before the Closing; or (ii) by the Shareholders, if any of the conditions in Article IX has not been satisfied as of the Closing or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Shareholders or the Target to comply with their respective obligations under this Agreement) and the Shareholders have not expressly waived such condition in writing on or before the Closing;

      (c) by mutual written consent of Parent, Target and the Shareholders; or

      (d) by either Parent, on the one hand, or the Shareholders, on the other hand, if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement or any Affiliate thereof to comply fully with its obligations under this Agreement) on or before February 28, 2002, or such later date as the parties hereto may agree upon.

    11.2  Effect of Termination.  Each party's right of termination under Section 11.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 11.1, all further obligations of the parties under this Agreement shall terminate, except that the obligations in Sections 10.2, 10.3, 12.7 and 12.10 shall survive; provided, however, that if this Agreement is terminated by a party because of the Breach of this Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies shall survive such termination unimpaired.

ARTICLE XII.

MISCELLANEOUS

    12.1  Assignment.  Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party without the prior written consent of each other party; except that the Parent and the Acquiror may, without such consent, assign all such rights to any lender as collateral security and assign all such rights and obligations to a wholly-owned Subsidiary (or a partnership controlled by the Parent or the Acquiror) or Subsidiaries of the Parent and the Acquiror or to a successor in interest to the Parent and the Acquiror which shall assume all obligations and Liabilities of the Parent and the Acquiror under this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any proposed assignment in violation of this Section 12.1 shall be of no force and effect.

    12.2  Notices.  All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy or digital transmission method; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

    If to the Target before the Closing Date, addressed to:

    Professional Resource Screening, Inc.
    2400 Bisso Lane, Suite 100
    Concord, CA 94520
    Attn: Irwin R. Pearlstein
    Facsimile: (925) 887-7034

    with a copy to:

    Morgan, Miller & Blair, P.C.
    1676 North California Blvd., Ste 200
    Walnut Creek, CA 94596
    Attn: George S. Cabot, Esq.
    Facsimile:  (925) 943-1106

    If to the Shareholders, addressed to:

    Irwin R. Pearlstein
    2400 Bisso Lane, Suite 100
    Concord, CA 94520
    Facsimile: (925) 887-7034

    with a copy to:

    Morgan, Miller & Blair, P.C.
    1676 North California Blvd., Ste 200
    Walnut Creek, CA 94596
    Attn: George S. Cabot, Esq.
    Facsimile:  (925) 943-1106

    If to the Parent, the Acquiror or the Surviving Corporation after the Closing Date, addressed to:

    US SEARCH.com Inc.
    5401 Beethoven Street
    Los Angeles, CA 90066
    Attn: Karol L.K. Pollock, Esq.
    Facsimile: (310) 578-5649

    with a copy to:

    Latham & Watkins
    633 W. Fifth Street, Suite 4000
    Los Angeles, CA 90071-2007
    Attn: Pamela B. Kelly, Esq.
    and Neil Cummings, Esq.
    Telephone: (213) 485-1234
    Telecopy: (213) 891-8763

or to such other place and with such other copies as any party may designate as to itself by written notice to the others in accordance with this Section. Any notice, request, demand or communication given to Irwin R. Pearlstein (with a copy to George S. Cabot, Esq.) in accordance with this Section shall be deemed given to all the Shareholders.

    12.3  Certain Competitive Activities.  The Shareholders agree and acknowledge that the Parent has participated in business activities that are competitive with the Business and that the Parent and its affiliates shall be permitted to continue to participate in such activities and to engage in other activities competitive with the Surviving Corporation, after the Effective Time.

    12.4  Choice of Law.  This Agreement shall be construed in accordance with and governed by the laws of the State of California (without giving effect to its choice of law principles), except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, and as to those matters the law of the jurisdiction under which the respective entity derives its powers shall govern.

    12.5  Entire Agreement; Amendments and Waivers.  This Agreement, together with all exhibits and schedules hereto (including the Disclosure Schedules and the other agreements referred to herein), constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. This Agreement may not be amended except in an instrument in writing signed on behalf of each of the parties hereto. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

    12.6  Multiple Counterparts.  This Agreement may be executed in one or more counterparts (including by facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    12.7  Expenses.  Each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the Transactions. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by the other party. In the event the Transactions are consummated, all such expenses of the Parent and the Acquiror shall be paid by the Parent or the Surviving Corporation, and all such expenses of the former shareholders of the Target related to the Transactions shall be paid solely by the Shareholders.

    12.8  Invalidity.  In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

    12.9  Publicity.  Except as required by law, none of the Parent, the Acquiror, the Target or the Shareholders shall issue any press release or make any public statement regarding this Agreement and the Transactions, without prior written approval of the other parties; provided, however, that in the case of announcements, statements, acknowledgments or revelations which either party is required by law to make, issue or release, the making, issuing or releasing of any such announcement, statement, acknowledgment or revelation by the party so required to do so by law shall not constitute a breach of this Agreement if such party shall have given, to the extent reasonably possible, not less than five (5) calendar days prior notice to the other party, and shall have attempted, to the extent reasonably possible, to clear such announcement, statement, acknowledgment or revelation with the other party. Each party hereto agrees that it will not unreasonably withhold any such consent or clearance. The Parent and the Acquiror may, with the consent of the Shareholders (not to be unreasonably withheld), issue or make an appropriate press release or public announcement after the Closing.

    12.10  Confidential Information; No Disclosure.  The parties acknowledge that the Transactions are of a confidential nature and shall not be disclosed to any Person except to consultants, Advisors and Affiliates or as required by law, until such time as the parties make a public announcement regarding the Transaction as provided in Section 12.8.

    (a) Preservation of Confidentiality. In connection with the negotiation of this Agreement and the other Transaction Documents, the preparation for the consummation of the Transactions, and the performance of its obligations hereunder, each of the Parent and the Acquiror acknowledges that it will have access to confidential and proprietary information relating to the Target, and each of the Shareholders acknowledges that he or she will have access to confidential information relating to the Parent and the Acquiror and their respective Affiliates, in each case, including technical, manufacturing or marketing information, ideas, methods, developments, inventions, improvements, business plans, trade secrets, scientific or statistical data, diagrams, drawings, specifications or other proprietary information relating thereto, together with all analyses, compilations, studies or other documents, records or data prepared by the Shareholders and the Target or the Parent and the Acquiror, as the case may be, or their respective Representatives or Affiliates, which contain or otherwise reflect or are generated from such information ("Confidential Information"). The term "Confidential Information" does not include information received by one party in connection with the Transactions which (i) is or becomes generally available to the public other than as a result of a disclosure by such party or its Representatives, (ii) was within such party's possession prior to its being furnished to such party by or on behalf of the other party in connection with the Transactions, (iii) becomes available to such party on a non-confidential basis from a source other than the other party or any of their respective Representatives, provided that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the other party or any other Person with respect to such information. In addition, the obligations under this Section 12.9 shall not apply to the Parent or the Acquiror with respect to Confidential Information which is acquired by them as a result of the consummation of the Transactions.

    (b) For the period of three (3) years commencing on the Closing Date, each party shall treat all Confidential Information of the other party as confidential, preserve the confidentiality thereof and not disclose any such Confidential Information, except to its Representatives and Affiliates who need to know such Confidential Information in connection with the Transactions contemplated hereby. Each party shall use all reasonable efforts to cause its Representatives to treat all such Confidential Information of the other party as confidential, preserve the confidentiality thereof and not disclose any such Confidential Information. Each party shall be responsible for any breach of this Agreement by any of its Representatives. If, however, Confidential Information is disclosed, the party responsible for such disclosure shall immediately notify the other party in writing and take all reasonable steps required to prevent further disclosure.

    (c) Until the Closing or the termination of this Agreement, all Confidential Information shall remain the property of the party who originally possessed such information. In the event of the termination of this Agreement for any reason whatsoever, each party shall, and shall cause its Representatives to, return promptly to the other party all Confidential Information (including all copies, summaries and extracts thereof) furnished to such party by the other party in connection with the Transactions contemplated hereby.

    (d) If any party or any of its Representatives or Affiliates is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) or is required by operation of law to disclose any Confidential Information, except to the extent prohibited by applicable law, such party shall provide the other party with prompt written notice of such request or requirement, which notice shall, if practicable, be at least forty-eight (48) hours prior to making such disclosure, so that the other party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of such a waiver, such party or any of its Representatives are nonetheless, in the opinion of counsel, legally compelled to disclose Confidential Information, then such party may disclose that portion of the Confidential Information which such counsel advises is legally required to be disclosed, provided that such party uses its reasonable efforts to preserve the confidentiality of the Confidential Information, whereupon such disclosure shall not constitute a breach of this Agreement.

    12.11  Burden and Benefit.  This Agreement shall be binding upon and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns. There are no third party beneficiaries of this Agreement; provided, however, that any Parent Indemnified Party or Shareholders' Indemnified Party that is not a party to this Agreement but, by the terms of Section 10.2, is entitled to indemnification, shall be considered a third party beneficiary of this Agreement, with full rights of enforcement as though such Person was a signatory to this Agreement.

    12.12  Service of Process; Consent to Jurisdiction; Waiver of Jury Trial.

    (a) Service of Process. Each of the parties hereto irrevocably consents to the service of any process, pleading, notices or other papers by the mailing of copies thereof by registered, certified or first class mail, postage prepaid, to such party at such party's address set forth herein, or by any other method provided or permitted under California law.

    (b) Consent and Jurisdiction; Waiver of Jury Trial. Each party hereto irrevocably and unconditionally: (i) agrees that any suit, action or other legal proceeding arising out of this Agreement may be brought in the United States District Court for the Central District of California or, if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in the County of Los Angeles, California; (ii) consents to the jurisdiction of any such court in any such suit, action or proceeding; (iii) waives any objection which such party may have to the laying of venue of any such suit, action or proceeding in any such court; and (iv) waives, to the fullest extent permitted by applicable law, any right to have a trial by jury in respect of any suit, action or proceeding directly or indirectly arising out of, under or in connection with this Agreement and the other Transaction Documents.

    12.13  Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement or the other Transaction Documents were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or the other Transaction Documents and to enforce specifically the terms and provisions hereof and thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

    12.14  Joint and Several Liability.  Notwithstanding anything to the contrary in this Agreement or any of the other Transaction Documents, the representations, warranties, covenants, obligations, liabilities and duties of the Shareholders hereunder and thereunder shall be joint and several. Each of the Shareholders hereby irrevocably waives any and all defenses available to a surety and acknowledges and agrees that the joint and several liability contemplated hereby was a material inducement to the execution and delivery by the Parent and the Acquiror of the Transaction Documents to which they are party.

    12.15  Attorneys' Fees.  If any party to this Agreement brings an action to enforce its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including without limitation reasonable attorneys' fees, incurred in connection with such action, including any appeal of such action.

    12.16  Representation by Counsel.  Each party hereto represents and agrees with each other that it has been represented by or had the opportunity to be represented by, independent counsel of its own choosing, and that it has had the full right and opportunity to consult with its respective attorney(s), that to the extent, if any, that it desired, it availed itself of this right and opportunity, that it or its authorized officers (as the case may be) have carefully read and fully understand this Agreement and the other Transactions in their entirety and have had them fully explained to them by such party's respective counsel, that each is fully aware of the contents thereof and their meaning, intent and legal effect, and that it or its authorized officer (as the case may be) is competent to execute this Agreement and the other Transaction Documents to which it is a party and has executed this Agreement the other Transaction Documents to which it is a party free from coercion, duress or undue influence.

    12.17  Titles.  The titles, captions or headings of the Articles, Sections and subsections herein and in the Disclosure Schedules are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

    12.18  No Interpretation Against Drafter.  This Agreement is the product of negotiations between the parties hereto represented by counsel and any rules of construction relating to interpretation against the drafter of an agreement (including the presumptions of California Civil Code Section 1654), shall not apply to this Agreement or any of the other Transaction Documents and are expressly waived.

    12.19  Further Assurances.  The parties hereto agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as may be reasonably requested by another party hereto for the purpose of carrying out the intent of this Agreement and the Transactions contemplated by this Agreement.

    12.20  Interpretation.

    (a) All references to currency herein are to United States dollars unless otherwise specified herein.

    (b) The words "include" or "including" shall be deemed to be followed by "without limitation" or "but not limited to" whether or not they are followed by such phrases or words of like import.

    (c) References to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may be from time to time e, amended, modified or re-enacted.

    (d) References to this "Agreement" or any other agreement or document shall be construed as a reference to such agreement or document as amended, modified or supplemented and in effect from time to time and shall include a reference to any document which amends, modifies or supplements it, or is entered into, made or given pursuant to or in accordance with its terms.

    12.21  Additional Survival.  In addition to the survival of representations and warranties and other provisions referenced in this Agreement, which shall survive pursuant to the terms of Section 10.1, the obligations of the Shareholders, the Parent and the Acquiror contained in Articles II, III, IV, X and XII of this Agreement shall survive the Closing Date indefinitely.

    12.22  Business Days.  In the event that any payment or issuance or return of shares of Parent Common Stock is required to be made on a day that is not a business day, such payment or such share issuance shall be made on the next succeeding business day.

    [Signature Page Follows]

    IN WITNESS WHEREOF, the parties hereto have either caused this Agreement and Plan of Merger to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, or have duly executed this Agreement and Plan of Merger, all as of the day and year first above written.

PARENT:
U.S. SEARCH.COM INC.
/s/ BRENT N. COHEN
By:	Brent N. Cohen
Its:	Chief Executive Officer
ACQUIROR:
US SEARCH SCREENING SERVICES, INC.
/s/ KAROL L.K. POLLOCK
By:	Karol L.K. Pollock
Its:	President and Secretary
SHAREHOLDERS:
/s/ IRWIN R. PEARLSTEIN Irwin R. Pearlstein
/s/ DAVID PEARLSTEIN David Pearlstein
/s/ CHERYL PEARLSTEIN-ENOS Cheryl Pearlstein-Enos
TARGET:
PROFESSIONAL RESOURCE SCREENING, INC.
/s/ IRWIN R. PEARLSTEIN
By:	Irwin R. Pearlstein
Its:	President
/s/ CHERYL PEARLSTEIN-ENOS
By:	Cheryl Pearlstein-Enos
Its:	Chief Financial Officer

Schedules
Schedule 3.5	Net Revenue and Net Income Targets
Schedule 5.1	Organization and Good Standing
Schedule 5.2	Authority; No Conflict
Schedule 5.3	Capitalization
Schedule 5.4	Financial Statements
Schedule 5.6	Title to Properties; Encumbrances
Schedule 5.8	Accounts Receivable
Schedule 5.10	Taxes
Schedule 5.12	Employee Benefits
Schedule 5.13(a)	Compliance with Legal Requirements; Governmental Licenses and Permits
Schedule 5.13(b)	Licenses
Schedule 5.14	Absence of Proceeding; Orders
Schedule 5.15	Absence of Certain Changes and Events
Schedule 5.16	Contracts; No Defaults
Schedule 5.17	Insurance
Schedule 5.18	Environmental Matters
Schedule 5.19	Labor and Employee Relations
Schedule 5.20(a)	Intellectual Property
Schedule 5.20(b)	Intellectual Property
Schedule 5.20(c)	IP Contracts
Schedule 5.23	Relationship with Related Parties
Schedule 5.24	Customers and Suppliers
Schedule 5.25	Bank Accounts
Exhibits
Exhibit A	Escrow Agreement
Exhibit B	Registration Rights Agreement
Exhibit C	Employment Agreement—Irwin R. Pearlstein
Exhibit D	Employment Agreement—David Pearlstein
Exhibit E	Employment Agreement—Cheryl Pearlstein-Enos
Exhibit F	List of Certain Cities and Counties
Exhibit G	Form of Opinion of Morgan, Miller & Blair, P.C.
Exhibit H	FIRPTA Certificate
Exhibit I	Form of Security Agreement
Exhibit J	Preliminary Title Report

EXHIBIT A

[Incorporated by reference to Exhibit 10.1 to this report on Form 8-K]

EXHIBIT B

[Incorporated by reference to Exhibit 10.2 to this report on Form 8-K]

EXHIBIT C

[Incorporated by reference to Exhibit 10.4 to this report on Form 8-K]

EXHIBIT D

[Incorporated by reference to Exhibit 10.5 to this report on Form 8-K]

EXHIBIT E

[Incorporated by reference to Exhibit 10.6 to this report on Form 8-K]

EXHIBIT F

LIST OF CERTAIN CITIES AND COUNTIES

Sacramento
Marin
Contra Costa
San Francisco
Alameda
Santa Clara
San Mateo
Santa Cruz
Fresno
San Luis Obispo
Santa Barbara
Ventura
Los Angeles
San Bernardino
Riverside
San Diego
Orange

EXHIBIT G

MATTERS TO BE COVERED IN OPINION OF
MORGAN, MILLER & BLAIR, P.C.

    Terms defined in the Merger Agreement are used herein as therein defined, except that for purposes hereof the following terms have the meanings set forth below:

    "Court Orders" means court and governmental orders, writs, judgments and decrees identified to such counsel in a certificate executed by a senior officer of the Target or by any of the Shareholders, as the case may be, as the only court and governmental orders, writs, judgments and decrees applicable to the Target or any of the Shareholders and identified on Schedule A hereto.

    "Governing Documents" means the articles of incorporation and bylaws of the Target.

    "Material Agreements" means the debt instruments, capital leases, customer agreements and other agreements to which the Target or any of the Shareholders is a party or by which it or any of its property is bound, identified to such counsel in a certificate executed by a senior officer of the Target or by any Shareholder, as the case may be, as the only material debt instruments, material capital leases, material customer agreements and other material agreements of the Target or a Shareholder and identified on Schedule B hereto.

    "Transaction Documents" means, collectively, the Merger Agreement, the Escrow Agreement, the Security Agreement, the Registration Rights Agreement and the Employment Agreements.

    1.  The Target (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of California and (b) has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

    2.  The execution, delivery and performance by the Target and the Shareholders of the Transaction Documents to which such Person is a party, and the consummation of the Merger and the other transactions contemplated by the Transaction Documents are within the Target's and the Shareholder's corporate or other powers and have been duly authorized by all necessary corporate or other action by the Target and each of the Shareholders. Each Transaction Document to which the Target or a Shareholder is a party has been duly executed and delivered by the Target and such Shareholder.

    3.  Each Transaction Document to which the Target or any of the Shareholders is a party is the legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except (a) as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally, (b) as specific performance or any other equitable remedies may be limited by principles of equity, and (c) as the enforceability of indemnification obligations under Section 2.7 of the Registration Rights Agreement and of covenants under Sections 7.8(a) and (b) of the Merger Agreement may be limited by applicable law.

    4.  The execution, delivery and performance by the Target and each of the Shareholders of the Transaction Documents to which such Person is a party, and the consummation of the Merger and the other transactions contemplated by the Transaction Documents do not and will not (A) result in (i) any violation or breach of any provision of any of the Governing Documents, (ii) any violation of any federal or California statute (including the CCC), rule or regulation applicable to the Target or the Shareholders, (iii) any breach of or any default under, or give rise to any right to accelerate or to require the repayment, repurchase or redemption of any indebtedness under, any of the Material Agreements or Court Orders, or (iv) the imposition under any Material Agreement or Court Order of any Encumbrance on the Shares or any asset, property or revenues of the Target, (B) require any consents, approvals, authorizations, registrations, declarations, filings or other actions under any federal or California statute, rule or regulation applicable to the Target or the Shareholders or under any of the Material Agreements or Court Orders or (C) require any authorization or approval or other action by, or any notice to or filing with, any third party that is party to any of the Material Agreements, except in each case as identified on Schedule C hereto.

    5.  To the best of our knowledge, there is no action, suit, investigation, litigation or proceeding affecting the Target or any of the Shareholders pending or Threatened before any court, governmental agency or arbitrator that enjoins, prohibits, restricts or in any way purports to modify, restrict or otherwise affect the terms, performance, validity or enforceability of (i) any Transaction Document or the Merger, or (ii) the rights and remedies of the Parent or the Acquiror thereunder or in respect thereof.

    6.  The Target's authorized capital stock consists of 10,000 shares of common stock, no par value, 1,000 shares (the "Shares") of which have been duly authorized and validly issued and are fully paid and nonassessable. Immediately prior to the Merger, the Shareholders held of record, and, to our knowledge, beneficially owned, 100% of the Shares and, assuming that the Parent has fully paid the Merger Consideration required to be paid on the Closing Date and acquires the Shares for value and without notice of any adverse claim to the Shares, the Parent will acquire all rights in the Shares that the Shareholders have or have power to transfer, free of any adverse claim.

    7.  (i) There are, to the best of our knowledge, no outstanding warrants, options, calls, convertible securities, conversion privileges, preemptive rights or other rights or agreements to purchase or otherwise acquire or issue any equity securities of the Target and (ii) there are no restrictions upon the voting or transfer of any shares of capital stock of the Target pursuant to any of its Governing Documents or any Material Agreement or Court Order.

    8.  The offer and sale and delivery of Parent Common Stock to the Shareholders in accordance with the terms of the Merger Agreement are exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended (the "Act") and from the qualification requirements of the California Corporate Securities Law of 1968, as amended. This opinion may assume the following: (i) neither Parent nor any person acting on its behalf has offered or sold the Parent Common Stock by any form of general solicitation or general advertising within the meaning of Rule 502(c) promulgated under the Act, (ii) the timely filing by the Parent with the U.S. Securities and Exchange Commission of a notice on Form D as provided for under Rule 503 promulgated under the Act with respect to such offer and sale, (iii) such offer and sale is not integrated with any other issuances of stock by the Parent under Rule 502(a) promulgated under the Act and (iv) the listing or authorization for listing of the Parent Common Stock on the National Market System of the Nasdaq Stock Market.

    9.  Assuming that all necessary actions are timely taken under, and all Transaction Documents comply with the requirements of, the Delaware General Corporation Law, upon the filing of the Agreement of Merger referred to in Section 2.2 of the Agreement with the Secretary of State of the State of California, the Merger will be effective in accordance with the Merger Agreement and the CCC.

EXHIBIT H

Notice to Internal Revenue Service

    This notice (this "Notice") is provided in connection with Section 7.9(h) of the Agreement and Plan of Merger (the "Merger Agreement") dated December 28, 2001, by and among US SEARCH.com Inc., a Delaware corporation (the "Parent"), US SEARCH Screening Services, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (the "Acquiror"), Professional Resource Screening, Inc., a California corporation (the "Target") and such other persons described therein, which provides for the merger (the "Merger") of the Target with and into the Acquiror in accordance with the terms and conditions set forth therein, and pursuant to the requirements of Section 1.897-2(h)(2) of the Treasury Regulations promulgated under the Internal Revenue Code of 1986, as amended (the "Code").

    The Target is located at 2400 Bisso Lane, Suite 100, Concord, California 94520. The Target's employer identification number is 68-0318671.

    The Target has determined that it is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code and that interests in the Target do not constitute United States real property interests within the meaning of Section 897(c)(1) of the Code.

    The name(s), address(es) and identifying number(s) (if any) of the foreign interest holder(s) that requested this statement is set forth on the attachment hereto. (none)

    The Target authorizes the Parent to deliver this Notice to the Internal Revenue Service on behalf of the Target upon the closing of the Merger.

    Under penalties of perjury, the undersigned declares that he has examined the certifications set forth above and verifies that they are correct to his knowledge and belief, and the undersigned further declares that he has the authority to execute this Notice on behalf of the Target.

    Dated: December 28, 2001

PROFESSIONAL RESOURCE SCREENING, INC., a California corporation

By:	Irwin R. Pearlstein
Its:	Chairman of the Board and President

EXHIBIT I

[Incorporated by reference to Exhibit 10.3 to this report on Form 8-K]

EXHIBIT J

[Delivered separately]

QuickLinks

  EXHIBIT 2.1
AGREEMENT AND PLAN OF MERGER
TABLE OF CONTENTS
AGREEMENT AND PLAN OF MERGER
RECITALS
AGREEMENT
ARTICLE I. DEFINITIONS
ARTICLE II. THE MERGER
ARTICLE III. EARN-OUT PAYMENTS; PURCHASE PRICE ADJUSTMENTS
ARTICLE IV. CLOSING
ARTICLE V. REPRESENTATIONS AND WARRANTIES OF THE TARGET AND THE SHAREHOLDERS
ARTICLE VI. REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE ACQUIROR
ARTICLE VII. ACTIONS OF THE SHAREHOLDERS, THE TARGET, THE ACQUIROR AND THE PARENT BEFORE AND AFTER THE CLOSING DATE
ARTICLE VIII. CONDITIONS PRECEDENT TO THE PARENT'S AND THE ACQUIROR'S OBLIGATION TO CLOSE
ARTICLE IX. CONDITIONS PRECEDENT TO THE SHAREHOLDERS' AND THE TARGET'S OBLIGATION TO CLOSE
ARTICLE X. INDEMNIFICATION; REMEDIES
ARTICLE XI TERMINATION
ARTICLE XII. MISCELLANEOUS
EXHIBIT A [Incorporated by reference to Exhibit 10.1 to this report on Form 8-K]
EXHIBIT B [Incorporated by reference to Exhibit 10.2 to this report on Form 8-K]
EXHIBIT C [Incorporated by reference to Exhibit 10.4 to this report on Form 8-K]
EXHIBIT D [Incorporated by reference to Exhibit 10.5 to this report on Form 8-K]
EXHIBIT E [Incorporated by reference to Exhibit 10.6 to this report on Form 8-K]
EXHIBIT F LIST OF CERTAIN CITIES AND COUNTIES
EXHIBIT G MATTERS TO BE COVERED IN OPINION OF MORGAN, MILLER & BLAIR, P.C.
EXHIBIT H Notice to Internal Revenue Service
EXHIBIT I
EXHIBIT J